Exhibit 99.1


                               ALLTEL CORPORATION





                        CONSOLIDATED FINANCIAL STATEMENTS
              for the years ended December 31, 1998, 1997 and 1996
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of ALLTEL Corporation:


         We have audited the accompanying consolidated balance sheets of ALLTEL Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended
December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Aliant Communications Inc. and subsidiaries and Liberty Cellular, Inc. and subsidiary, which were acquired during 1999 in transactions accounted for as poolings of interests, as discussed in Note 2, as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. Such statements are included in the consolidated financial statements of ALLTEL Corporation and reflect total assets and total revenues of 8 percent and 8 percent in 1998, 7 percent and 8 percent in 1997, respectively, of the consolidated totals and reflect 8 percent of total consolidated revenues in 1996. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely upon the reports of other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ALLTEL Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                          /s/ARTHUR ANDERSEN LLP


Little Rock, Arkansas,
January 7, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Stockholders and Board of Directors
Aliant Communications Inc.:


We have audited the consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aliant Communications Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/KPMG LLP
Lincoln, Nebraska
February 5, 1999

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors
Liberty Cellular, Inc. and Subsidiary

We have audited the consolidated balance sheets of Liberty Cellular, Inc. and Subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liberty Cellular, Inc. and Subsidiary at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/Ernst & Young LLP
Kansas City, Missouri
March 5, 1999

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Liberty Cellular, Inc.
Salina, Kansas


We have audited the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Cellular, Inc. and Subsidiary for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated results of operations and cash flows, of Liberty Cellular, Inc. and Subsidiary for the year ended December 31, 1996 in conformity with generally accepted accounting principles.



                                                      /s/Sartain Fischbein & Co.

Tulsa, Oklahoma
February 25, 1997

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,
(Dollars in thousands, except per share amounts)


                                                                         1998              1997             1996
                                                                         ----              ----             ----
Revenues and Sales:
   Service revenues                                                $5,051,269        $4,382,319       $3,898,430
   Product sales                                                      575,526           524,639          664,914
                                                                   ----------        ----------       ----------

   Total revenues and sales                                         5,626,795         4,906,958        4,563,344
                                                                   ----------        ----------       ----------

Costs and Expenses:
   Operations                                                       2,957,960         2,560,078        2,311,040
   Cost of products sold                                              561,359           501,719          593,863
   Depreciation and amortization                                      774,549           699,096          629,149
   Merger and integration expenses                                    252,000                 -                -
   Provision to reduce carrying value of certain assets                55,000            16,874          120,280
                                                                   ----------        ----------       ----------

   Total costs and expenses                                         4,600,868         3,777,767        3,654,332
                                                                   ----------        ----------       ----------

Operating Income                                                    1,025,927         1,129,191          909,012

Equity earnings in unconsolidated partnerships                        114,859            92,087           77,500
Minority interest in consolidated partnerships                       (104,485)          (87,966)         (80,073)
Other income, net                                                      54,283            18,385           15,689
Interest expense                                                     (278,375)         (274,917)        (250,841)
Gain on disposal of assets and other                                  292,672           209,651           (2,278)
                                                                   ----------        ----------       ----------

Income before income taxes                                          1,104,881         1,086,431          669,009
Income taxes                                                          501,754           433,950          262,283
                                                                   ----------        ----------       ----------

Net income                                                            603,127           652,481          406,726
Preferred dividends                                                     1,248             1,233            1,296
                                                                   ----------        ----------       ----------

Net income applicable to common shares                             $  601,879        $  651,248       $  405,430
                                                                   ==========        ==========       ==========


Earnings per Share:
    Basic                                                               $1.97             $2.12            $1.32

    Diluted                                                             $1.95             $2.10            $1.31



The accompanying notes are an integral part of these consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS
                                  December 31,
                             (Dollars in thousands)

Assets                                                    1998           1997
-----------------------------------------------------------------------------

Current Assets:
    Cash and short-term investments                $    89,065     $   55,425
    Accounts receivable (less allowance for
       doubtful accounts of $30,207 and
       $26,221, respectively)                          843,129        783,531
    Materials and supplies                              20,067         18,971
    Inventories                                         98,443         94,088
    Prepaid expenses and other                          51,857         40,315
                                                   -----------     ----------
    Total current assets                             1,102,561        992,330
-----------------------------------------------------------------------------


Investments                                          1,675,792      1,286,002
Goodwill and other intangibles                       1,824,225      1,773,827

-----------------------------------------------------------------------------

Property, Plant and Equipment:
    Wireline                                         4,629,308      4,409,325
    Wireless                                         2,935,172      2,487,657
    Information services                               678,244        608,953
    Other                                              182,066        169,754
    Under construction                                 652,726        412,352
                                                   -----------   ------------
    Total property, plant and equipment              9,077,516      8,088,041
    Less accumulated depreciation                    3,814,390      3,265,292
                                                   -----------    -----------
    Net property, plant and equipment                5,263,126      4,822,749
-----------------------------------------------------------------------------

Other assets                                           289,750        357,099
-----------------------------------------------------------------------------

Total Assets                                       $10,155,454     $9,232,007
-----------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

                                  December 31,
                             (Dollars in thousands)



Liabilities and Shareholders' Equity                       1998           1997
------------------------------------------------------------------------------

Current Liabilities:
    Current maturities of long-term debt            $    81,012     $   70,260
    Accounts and notes payable                          564,399        545,635
    Advance payments and customer deposits              143,573        127,026
    Accrued taxes                                       136,382         97,684
    Accrued dividends                                    90,804         61,220
    Other current liabilities                           330,518        203,026
                                                    -----------     ----------
    Total current liabilities                         1,346,688      1,104,851
------------------------------------------------------------------------------

Long-term debt                                        3,678,626      3,849,716
Deferred income taxes                                   956,296        726,262
Other liabilities                                       536,807        489,059
Preferred stock, redeemable                               5,005         10,124

Shareholders' Equity:
    Preferred stock                                       9,121          9,155
    Common stock                                        306,015        304,656
    Additional capital                                  919,021        888,159
    Unrealized holding gain on investments              548,723        300,671
    Retained earnings                                 1,849,152      1,549,354
                                                    -----------     ----------
    Total shareholders' equity                        3,632,032      3,051,995
------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity          $10,155,454     $9,232,007
------------------------------------------------------------------------------




The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,
(Dollars in thousands)

                                                                            1998             1997              1996
                                                                            ----             ----              ----
Cash Provided from Operations:
   Net income                                                         $  603,127      $   652,481        $  406,726
   Adjustments to reconcile net income to net cash
    provided from operations:
      Depreciation and amortization                                      774,549          699,096           629,149
      Merger and integration expenses, provision to
         reduce carrying value of certain assets,
         gain on disposal of assets and other                             54,830         (109,741)           74,197
      Other, net                                                          24,906           56,423            61,693
   Increase in deferred income taxes                                      79,698           42,773            83,967
   Changes in operating assets and liabilities:
      Accounts receivable                                               (150,078)        (147,206)          (80,937)
      Inventories and materials and supplies                              (2,295)           4,976           (15,451)
      Accounts payable                                                       892           26,036           169,455
      Other current liabilities                                            3,018           47,732           (13,413)
      Other, net                                                          17,201           (1,811)          (39,255)
                                                                      ----------      -----------       -----------
         Net cash provided from operations                             1,405,848        1,270,759         1,276,131
                                                                      ----------      -----------       -----------

Cash Flows from Investing Activities:
   Additions to property, plant and equipment                           (998,004)        (899,723)         (821,204)
   Additions to capitalized software development costs                   (90,136)         (74,225)          (78,319)
   Additions to other intangible assets                                        -         (146,526)                -
   Additions to investments                                              (34,625)        (134,037)          (58,005)
   Purchase of property, net of cash acquired                            (81,102)        (113,213)         (352,809)
   Proceeds from the sale of investments                                 326,066          195,903            47,880
   Proceeds from the return on investments                                58,324           50,336            39,182
   Proceeds from the sale of assets                                            -          202,300            38,687
   Other, net                                                            (45,115)         (86,687)          (61,928)
                                                                      ----------      -----------       -----------
         Net cash used in investing activities                          (864,592)      (1,005,872)       (1,246,516)
                                                                      ----------      -----------        ----------

Cash Flows from Financing Activities:
   Dividends on preferred and common stock                              (272,091)        (236,004)         (225,249)
   Reductions in long-term debt                                         (414,876)         (73,280)       (1,662,725)
   Purchase of common stock                                              (15,113)        (218,617)          (83,763)
   Preferred stock redemptions and purchases                              (5,044)            (873)             (704)
   Distributions to minority investors                                  (102,788)         (45,063)          (35,426)
   Contributions from minority investors                                  10,000                -             5,636
   Long-term debt issued                                                 245,071          295,611         1,951,874
   Common stock issued                                                    47,225           13,832             4,860
                                                                      ----------      -----------       -----------
         Net cash used in provided from financing activities            (507,616)        (264,394)          (45,497)
                                                                      ----------      -----------       -----------

Increase (decrease) in cash and short-term investments                    33,640              493           (15,882)

Cash and Short-term Investments:
   Beginning of the year                                                  55,425           54,932            70,814
                                                                      ----------      -----------       -----------
   End of the year                                                    $   89,065      $    55,425         $  54,932
                                                                      ==========      ===========


Supplemental Cash Flow Disclosures:
   Interest paid                                                      $  262,865      $   263,180       $   216,841
   Income taxes paid                                                  $  339,703      $   312,085       $  231,812

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

STATEMENTS OF SHAREHOLDERS' EQUITY
(Dollars in thousands)

                                                                                          Unrealized
                                                                                            Holding
                                                   Preferred     Common      Additional     Gain on      Retained
                                                     Stock        Stock       Capital     Investments    Earnings        Total
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                         $9,241     $307,188    $  735,587    $208,681     $  958,037      $2,218,734
---------------------------------------------------------------------------------------------------------------------------------

   Net income                                             -            -             -           -        406,726         406,726
   Other comprehensive loss, net of tax:
     Unrealized holding gains on
       investments, net of
       reclassification adjustments
       (See Note 13)                                      -            -             -     143,186              -         143,186
                                                     ------     --------    ----------    --------     ----------      ----------
   Comprehensive income                                   -            -             -     143,186        406,726         549,912
                                                     ------     --------    ----------    --------     ----------      ----------
   Acquisition of subsidiaries                            -        4,810       145,503           -              -         150,313
   Employee plans, net                                    -          494         4,366           -              -           4,860
   Conversion of preferred stock and debentures         (43)          28           100           -              -              85
   Repurchase of stock                                    -       (2,674)      (81,089)          -              -         (83,763)
   Capital contributions by Sprint Corporation
     in connection with spinoff of a subsidiary           -            -       253,160           -              -         253,160
   Other, net                                             -            -           867           -              -             867
   Dividends:
     Common                                               -            -             -           -       (227,655)       (227,655)
     Preferred                                            -            -             -           -         (1,296)         (1,296)
                                                     ------     --------    ----------    --------     ----------      ----------
Balance at December 31, 1996                         $9,198     $309,846    $1,058,494    $351,867     $1,135,812      $2,865,217
---------------------------------------------------------------------------------------------------------------------------------

   Net income                                             -            -             -           -        652,481         652,481
   Other comprehensive loss, net of tax:
     Unrealized holding gains on investments,
       net of reclassification adjustments
       (See Note 13)                                      -            -             -     (51,196)             -         (51,196)
                                                     ------     --------    ----------    --------     ----------      ----------
   Comprehensive income                                   -            -             -     (51,196)       652,481         601,285
                                                     ------     --------    ----------    --------     ----------      ----------
   Acquisition of subsidiaries                            -          872        26,348           -              -          27,220
   Employee plans, net                                    -          722        13,110           -              -          13,832
   Conversion of preferred stock and debentures         (43)          67           266           -              -             290
   Repurchase of stock                                    -       (6,851)     (211,766)          -              -        (218,617)
   Other, net                                             -            -         1,707           -              -           1,707
   Dividends:
     Common                                               -            -             -           -       (237,706)       (237,706)
     Preferred                                            -            -             -           -         (1,233)         (1,233)
                                                     ------     --------     ---------    --------     ----------      ----------
Balance at December 31, 1997                         $9,155     $304,656     $ 888,159    $300,671     $1,549,354      $3,051,995
---------------------------------------------------------------------------------------------------------------------------------

   Net income                                             -            -             -           -        603,127         603,127
   Other comprehensive income, net of tax:
     Unrealized holding gains on investments,
       net of reclassification adjustments
       (See Note 13)                                      -            -             -     248,052              -         248,052
                                                     ------     --------    ----------    --------     ----------      ----------
   Comprehensive income                                   -            -             -     248,052        603,127         851,179
                                                     ------     --------    ----------    --------     ----------      ----------
   Employee plans, net                                    -        1,741        45,484           -              -          47,225
   Conversion of preferred stock and debentures         (34)          23            86           -              -              75
   Repurchase of stock                                              (405)      (14,708)                                   (15,113)
   Dividends:
     Common                                               -            -             -           -       (302,081)       (302,081)
     Preferred                                            -            -             -           -         (1,248)         (1,248)
                                                     ------     --------    ----------    --------     ----------      ----------
Balance at December 31, 1998                         $9,121     $306,015    $  919,021    $548,723     $1,849,152      $3,632,032
---------------------------------------------------------------------------------------------------------------------------------




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    Summary of Significant Accounting Policies:
      Description of Business - ALLTEL Corporation ("ALLTEL" or the "Company")
      -----------------------
      is a customer-focused information technology company that provides wireline and wireless communications and information services. The Company owns subsidiaries that provide wireline local, long-distance, network access and Internet services, wireless communications and information processing management services and advanced application software. (See
      Note 15 for information regarding ALLTEL's business segments.)

      Basis of Presentation - ALLTEL prepares its consolidated financial
      ---------------------
      statements in accordance with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

      The consolidated financial statements include the accounts of ALLTEL, its subsidiary companies and majority-owned partnerships. Investments in 20% to 50% owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20% owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the consolidated financial statements. Certain prior-year amounts have been reclassified to conform with the 1998 financial statement presentation.

      Service revenues consist of wireless access and network usage revenues, local service, network access, long distance and miscellaneous wireline operating revenues, information services' data processing and software maintenance revenues. Product sales primarily consist of the product distribution and directory publishing operations and information services' software licensing revenues and equipment sales.

      Transactions with Certain Affiliates - ALLTEL Supply, Inc. sells equipment
      ------------------------------------
      and materials to wireline subsidiaries of the Company ($185.7 million in 1998, $115.8 million in 1997 and $109.2 million in 1996) as well as to other affiliated and non-affiliated communications companies and related industries. The cost of equipment and materials sold to the wireline subsidiaries is included, principally, in wireline plant in the consolidated financial statements. ALLTEL Information Services, Inc. provides the data processing services for the Company's wireline operations ($118.9 million in 1998, $103.9 million in 1997 and $103.2 million in 1996) in addition to other affiliated and non-affiliated companies. Directory publishing services are provided to the wireline subsidiaries by ALLTEL Publishing Corporation ("Publishing"). Wireline revenues and sales include directory royalties received from Publishing ($34.5 million in 1998, $33.5 million in 1997 and $32.2 million in 1996).
      These intercompany transactions have not been eliminated because the directory royalties received from Publishing and the prices charged by the supply and information services subsidiaries are included in the wireline subsidiaries' rate base and/or are recovered through the regulatory process.

      Regulatory Accounting - The Company's wireline subsidiaries, except for
      ---------------------
      the former Aliant Communications, Inc. operations, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS 71 requires the Company's wireline subsidiaries to depreciate wireline plant over useful lives as approved by regulators, which could be longer than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's wireline subsidiaries periodically review the applicability of SFAS 71 based on the developments in their current regulatory and competitive environments.

      Cash and Short-term Investments - Cash and short-term investments consist
      -------------------------------
      of highly liquid investments with original maturities of three months or less.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Inventories - Inventories are stated at the lower of cost or market value.
      -----------
      Cost is determined primarily using either an average original cost or first-in, first-out method of valuation.

      Investments - Investments in equity securities are recorded at fair value
      -----------
      in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 (See Note 3.) Investments in unconsolidated partnerships are accounted for using the equity method (See Note 4.) All other investments are accounted for using the cost method.
      Investments were as follows at December 31:
                                                                 (Thousands)
                                                        ------------------------
                                                              1998          1997
                                                              ----          ----
           Equity securities                            $  967,787      $575,501
           Investments in unconsolidated partnerships      634,176       629,527
           Other cost investments                           73,829        80,974
                                                        ----------    ----------
                                                        $1,675,792    $1,286,002
                                                        ==========    ==========

      Investments in unconsolidated partnerships include the excess of the purchase price over the underlying net book value of wireless partnerships of $299.9 million and $300.7 million as of December 31, 1998 and 1997, respectively. Amortization expense for the years ended December 31, 1998, 1997 and 1996 was $7.2 million, $6.5 million and $5.8 million, respectively, and is included in equity earnings from unconsolidated partnerships in the accompanying consolidated statements of income.

      Goodwill and Other Intangibles - Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis for periods up to 40 years. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireless systems and acquisitions of wireline properties. The cost of acquired entities is allocated to identifiable assets at the date of the acquisition and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. Intangible assets related to the acquisition of entities in which the Company does not have a controlling interest are included in investments in unconsolidated partnerships. At December 31, 1998 and 1997, goodwill, net of amortization, was $1,577.3 million and $1,601.7 million, respectively. Amortization expense amounted to $48.9 million in 1998, $47.8 million in 1997 and $42.0 million in 1996.

      Other intangibles consist of the cost of Personal Communications Services ("PCS") licenses including capitalized interest, franchise rights, cellular licenses, customer lists and trained workforce. The PCS licenses are amortized upon commencement of operations. The Company began offering PCS service during 1998, and of the total cost capitalized related to PCS licenses, $17.5 million was subject to amortization at December 31, 1998. Amortization of all intangible assets is computed on a straight-line basis over the periods specified below. Other intangibles were as follows at December 31:
                                                             (Thousands)
                                                        --------------------
                                 Amortization Period        1998        1997
                                 -------------------        ----        ----
           PCS licenses                40 years         $163,073    $153,975
           Franchise rights            25 years           66,455           -
           Cellular licenses           40 years           20,967      19,749
           Customer lists            5-13 years            6,732           -
           Organizational costs        12 years           18,908      18,765
           Trained workforce           14 years            5,800       5,800
                                                        --------    --------
                                                         281,935     198,289
           Accumulated amortization                      (35,009)    (26,167)
                                                        --------    --------
              Total other intangibles                   $246,926    $172,122
                                                        ========    ========

      Amortization expense for other intangibles amounted to $8.4 million in 1998, $6.9 million in 1997 and $5.5 million in 1996. The organizational costs were fully amortized as of December 31, 1998. The carrying value of goodwill and other intangibles is periodically evaluated by the Company for the existence of impairment on the basis of whether the intangible assets are fully recoverable from projected, undiscounted net cash flows of the related business unit. If not fully recoverable from projected undiscounted cash flows, an impairment loss would be recognized for the difference between the carrying value of the intangible asset and its estimated fair value based on discounted net future cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies, Continued: Property, Plant and Equipment - Property, plant and equipment are stated at original cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation expense amounted to $680.7 million in 1998, $619.3 million in 1997 and $552.9 million in 1996. The composite depreciation rates by class of property as a percent of average depreciable plant and equipment were:

                                        1998         1997         1996
                                        ----         ----         ----
           Wireline                      6.7%         6.4%         6.3%
           Wireless                     10.4%        10.4%        10.4%
           Information services         17.4%        17.0%        16.8%
           Other                         5.5%         6.2%         6.8%

      The Company capitalizes interest during periods of construction. Capitalized interest during construction amounted to $23.5 million in 1998, $14.3 million in 1997 and $7.6 million in 1996 and is included in other income, net in the accompanying consolidated statements of income.

      Revenue Recognition - Communications revenues are recognized when billed
      -------------------
      as determined by contractual arrangements with customers and are primarily derived from usage of the Company's networks and facilities or under revenue-sharing arrangements with other telecommunications carriers. Information services revenues consist of data processing revenue recognized as services are performed, software licensing revenue recognized when delivery of the software occurs, and software maintenance revenue recognized ratably over the maintenance period. Certain long-term contracts are accounted for using the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. Due to the uncertainty of these estimates, it is reasonably possible that these estimates could change in the near term and the change could be material to the accompanying consolidated financial statements. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.

      Included in accounts receivable and other assets are unbilled receivables primarily related to the information services segment totaling $91.6 million and $185.9 million at December 31, 1998 and 1997, respectively. Included in these unbilled receivables are amounts totaling $55.0 million and $94.5 million at December 31, 1998 and 1997, respectively, which represent costs and estimated earnings in excess of billings related to long-term contracts accounted for under the percentage-of-completion method.

      Computer Software Development Costs - For the Company's information
      -----------------------------------
      services operations, research and development expenditures related to internally developed computer software are charged to expense as incurred. The development costs of software to be marketed are charged to expense until technological feasibility is established. After that time, the remaining software development costs are capitalized and recorded in plant and other assets in the accompanying consolidated balance sheets. As of December 31, 1998 and 1997, capitalized software development costs, net of amortization, were $259.5 million and $206.6 million, respectively. Amortization of the capitalized amounts is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, not exceeding six years. Amortization expense amounted to $36.5 million in 1998, $25.1 million in 1997 and $28.1 million in 1996.

      The carrying value of capitalized software development costs is periodically evaluated by the Company. If the net realizable value of the capitalized software development costs is less than its carrying value, an impairment loss is recognized for the difference. The determination of net realizable value requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues generated by the software, the estimated economic life of the software and changes in software and hardware technologies. Accordingly, it is reasonably possible that estimates of anticipated future revenues generated by the software, the remaining economic life of the software, or both, could be reduced in the near term, materially impacting the carrying value of capitalized software development costs. As a result of this periodic evaluation, the Company recorded a write-down of software in 1996. (See Note 9).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    Summary of Significant Accounting Policies, Continued:
      Earnings Per Share - Basic earnings per share of common stock was
      ------------------
      determined by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all outstanding preferred stocks and issued and unexercised stock options. No options were excluded from the computation of diluted earnings per share at December 31, 1998, while options to purchase approximately 2,447,000 and 1,326,000 shares of common stock at December 31, 1997 and 1996, respectively were excluded from the computation of diluted earnings per share because the effect of including them was anti-dilutive.

      A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows:

      (Thousands, except per share amounts)                      1998             1997              1996
      -------------------------------------                      ----             ----              ----
      Basic earnings per share:
      Net income applicable to common shares                 $601,879         $651,248          $405,430

      Weighted average common shares
         outstanding for the year                             305,344          307,884           308,160
                                                             --------         --------          --------

      Basic earnings per share of common stock                  $1.97            $2.12             $1.32
                                                                =====            =====             =====

      Diluted earnings per share:
      Net income applicable to common shares                 $601,879         $651,248          $405,430
      Adjustments for convertible securities:
          Preferred stocks                                        174              206               220
                                                             --------         --------          --------
      Net income applicable to common shares,
          assuming conversion of above securities            $602,053         $651,454          $405,650
                                                             ========         ========          ========

      Weighted average common shares outstanding for
      the year                                                305,344          307,884           308,160
      Increase in shares which would result from:
          Exercise of stock options                             2,551            1,454             1,270
          Conversion of convertible preferred stocks              468              523               559
                                                             --------         --------          --------
      Weighted average common shares, assuming
          conversion of the above securities                  308,363          309,861           309,989
                                                             ========         ========          ========

      Diluted earnings per share of common stock                $1.95            $2.10             $1.31
                                                                =====            =====             =====

2.    Mergers:
      On September 30, 1999, the Company completed mergers with Liberty Cellular, Inc. ("Liberty") and its affiliate KINI L.C. under definitive merger agreements entered into on June 22, 1999. Under terms of the merger agreements, the outstanding stock of Liberty, which operates under the name Kansas Cellular, and the outstanding ownership units of KINI L.C., were exchanged for approximately 7.0 million shares of ALLTEL's common stock. On July 2, 1999, the Company completed its merger with Aliant Communications, Inc. ("Aliant") under a definitive merger agreement entered into on December 18, 1998. Under the terms of the merger agreement, Aliant became a wholly-owned subsidiary of ALLTEL, and each outstanding share of Aliant common stock was converted into the right to receive .67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. The mergers qualified as tax-free reorganizations and have been accounted for as poolings of interests.

      The accompanying consolidated financial statements have been restated to include the accounts and results of operations of Aliant Liberty and KINI L.C. for all periods prior to the mergers. The combined operating results of ALLTEL, Aliant, Liberty and KINI L.C. include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of the companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.    Mergers, Continued:
      Separate and combined results of operations for certain periods prior to the mergers are as follows:

                                                          (Unaudited)
                                                        Six Months Ended           For the Years Ended December 31,
                                                                                   --------------------------------
      (In thousands)                                     June 30, 1999          1998             1997              1996
      --------------                                     -------------          ----             ----              ----
      Revenues and sales:
         ALLTEL, as reported                               $2,837,950        $5,194,008        $4,545,140       $4,239,467
         Aliant                                               182,892           338,007           286,328          264,225
         Liberty amd KINI L.C.                                 59,526           110,178            92,134           75,348
         Eliminations and reclassifications                    (3,255)          (15,398)          (16,644)         (15,696)
                                                           ----------        ----------        ----------       ----------
            Combined                                       $3,077,113        $5,626,795        $4,906,958       $4,563,344
                                                           ==========        ==========        ==========       ==========

      Net Income:
         ALLTEL                                              $356,830          $525,475          $589,381         $351,256
         Aliant                                                32,955            58,059            53,039           44,954
         Liberty and KINI L.C.                                  9,966            19,593            10,061           10,516
                                                             --------          --------          --------         --------
            Combined                                         $399,751          $603,127          $652,481         $406,726
                                                             ========          ========          ========         ========

      On July 1, 1998, the Company completed its merger with 360 Communications Company ("360") under a definitive merger agreement entered into on March 16, 1998. Under the terms of the merger agreement, 360 became a wholly-owned subsidiary of the Company. In connection with the merger, each outstanding share of 360 common stock was converted into the right to receive .74 shares of the Company's common stock, 92.1 million common shares in the aggregate. The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests.

      Prior to March 7, 1996, 360 was a subsidiary of Sprint Corporation ("Sprint"). On March 7, 1996, Sprint effected a tax-free spinoff of 360 to Sprint shareholders. In conjunction with the spinoff, 360 repaid
      $1.4 billion of intercompany debt to Sprint, and Sprint contributed the remaining intercompany debt, net of receivables from affiliates, to 360 as additional paid-in capital. In addition, a recapitalization of 360's common stock was effected pursuant to which 360 split its 10 shares of issued and outstanding common stock into 116.7 million new shares of common stock to allow for the pro rata distribution of 360 stock to Sprint shareholders. This distribution was effected as a tax-free dividend.

      In connection with the 360 merger, the Company recorded merger and integration expenses. (See Note 9.)

3.    Financial Instruments and Investment Securities:
      The carrying amount of cash and short-term investments approximates fair value due to the short maturity of the instruments. The fair value of investments was $1,675.8 million in 1998 and $1,286.0 million in 1997 based on quoted market prices and the carrying value of investments for which there were no quoted market prices. The fair value of the Company's long-term debt, after deducting current maturities, was estimated to be $3,912.8 million in 1998 and $3,962.2 million in 1997 compared to a carrying value of $3,678.6 million in 1998 and $3,849.7 million in 1997. The fair value estimates were based on the overall weighted rates and maturities of the Company's long-term debt compared to rates and terms currently available in the long-term financing markets. The fair value of the Company's redeemable preferred stock was estimated to be $22.3 million in 1998 and $22.0 million in 1997 compared to a carrying amount of $5.0 million in 1998 and $10.1 million in 1997. The fair value estimates were based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company and the carrying value of the redeemable preferred stocks for which there were no quoted market prices. The fair value of all other financial instruments was estimated by management to approximate the carrying value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Equity securities owned by the Company have been classified as available-for-sale and are reported at fair value, with unrealized gains and losses reported, net of tax, as a separate component of shareholders' equity. The Company had unrealized gains, net of tax, on investments in equity securities of $548.7 million, $300.7 million and $351.9 million at December 31, 1998, 1997 and 1996, respectively, principally derived from ALLTEL's investment in MCI WorldCom, Inc. common stock. The unrealized gains, including the related tax impact, are non-cash items and accordingly have been excluded from the accompanying consolidated statements of cash flows. During 1998 and 1997, the Company sold a portion of its investment in MCI WorldCom, Inc. common stock. (See Note 11.)

4.    Investments in Unconsolidated Partnerships:
      At December 31, 1998, the Company has investments in 52 wireless partnerships in which it holds a minority ownership interest. The interest owned in each unconsolidated partnership ranges from approximately 1% to 49%. Unaudited condensed combined financial information for investments in unconsolidated partnerships was as follows for the years ended
      December 31:

      -------------------------------------------------------------------------------------------------------------
                                                                                         (Thousands)
                                                                      ---------------------------------------------
                                                                            1998             1997              1996
      -------------------------------------------------------------------------------------------------------------
      Revenues and sales                                              $3,120,715       $2,811,724        $2,734,353
                                                                      ----------       ----------        ----------
      Operations                                                       1,664,365        1,673,913         1,617,223
      Cost of products sold                                              152,128           83,674           100,663
      Depreciation and amortization                                      358,850          303,225           284,960
                                                                      ----------       ----------        ----------
         Total operating expenses                                      2,175,343        2,060,812         2,002,846
                                                                      ----------       ----------        ----------
      Operating income                                                   945,372          750,912           731,507
      Non-operating income (expense)                                     (18,414)           1,202            (8,305)
                                                                      ----------       ----------        ----------
      Income before cumulative effects of
         changes in accounting principles                                926,958          752,114           723,202
      Cumulative effects of changes in accounting principles, net              -          (19,278)                -
                                                                      ----------       ----------        ----------
      Net income                                                      $  926,958       $  732,836        $  723,202
      -------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
                                                                                       ----------------------------
                                                                                             1998              1997
      -------------------------------------------------------------------------------------------------------------
      Assets:
         Current assets                                                                $  634,073        $  617,291
         Non-current assets                                                             2,432,535         2,340,877
                                                                                       ----------        ----------
           Total assets                                                                $3,066,608        $2,958,168
      -------------------------------------------------------------------------------------------------------------
      Liabilities and equity:
         Current liabilities                                                           $   49,602        $  287,061
         Long-term liabilities                                                             19,166            17,920
         Equity                                                                         2,997,840         2,653,187
                                                                                       ----------        ----------
           Total liabilities and equity                                                $3,066,608        $2,958,168
      -------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.    Debt:
      Long-term debt, after deducting current maturities, was as follows at December 31:

                                                                                (Thousands)
                                                                       --------------------------
                                                                            1998             1997
                                                                            ----             ----
      Debentures and notes, without collateral,
        Weighted rate 7.3% in 1998 and 1997
        Weighted maturity 10 years in 1998 and 1997                    $2,698,683      $2,535,632

      Revolving credit agreements,
        Weighted rate 5.7% in 1998 and 6.5% in 1997
        Weighted maturity 5 years in 1998 and 1997                        578,520         879,920

      Rural Telephone Bank and Federal Financing Bank notes,
        Weighted rate 7.7% in 1998 and 1997
        Weighted maturity 16 years in 1998 and 1997                       252,240         255,006

      First mortgage bonds and collateralized notes,
        Weighted rate 6.3% in 1998 and 8.2% in 1997
        Weighted maturity 7 years in 1998 and 4 years in 1997              85,835         110,741

      Rural Utilities Service notes,
        Weighted rate 4.6% in 1998 and 4.5% in 1997
        Weighted maturity 16 years in 1998 and 1997                        57,498          61,917

      Industrial revenue bonds,
        Weighted rate 5.4% in 1998 and 1997
        Weighted maturity 9 years in 1998 and 10 years in 1997              5,850           6,500
                                                                       ----------      ----------
           Total long-term debt                                        $3,678,626      $3,849,716
                                                                       ==========      ==========

                 Weighted rate                                               7.0%            7.1%
                 Weighted maturity                                      9.5 years       9.1 years


      The Company has a $1 billion revolving credit agreement which has a termination date of October 1, 2003, with provision for annual extensions. It is the Company's intention to continue to renew this agreement. The revolving credit agreement provides for a variety of pricing options. In connection with its merger with 360, in July 1998, the Company repaid all borrowings outstanding under a separate $1 billion revolving credit facility of 360.

      The indentures and agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to the payment of dividends by the Company amounted to $ million at December 31, 1998. Certain properties have been pledged as collateral on $401.4 million of obligations.

      Interest expense on long-term debt amounted to $277.6 million in 1998, $273.7 million in 1997 and $249.4 million in 1996. Maturities and sinking fund requirements for the four years after 1999 for long-term debt outstanding, excluding the revolving credit agreement, as of December 31, 1998, were $67.2 million, $57.5 million, $60.0 million and $500.2 million for the years 2000 through 2003, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    Common Stock:
      There are 1 billion shares of $1 par value common stock authorized of which 306,014,857 and 304,655,541 shares were outstanding at December 31, 1998 and 1997, respectively. At December 31, 1998, the Company had 25,936,590 common shares reserved for issuance in connection with convertible preferred stock (828,812 shares) and stock options (25,107,778 shares).

      The Company has stock-based compensation plans. Under these plans, the Company may grant fixed and performance-based incentive and non-qualified stock options to officers and other key employees. The maximum number of shares of the Company's common stock that may be issued to officers and other key employees under all stock options plans in effect at December 31, 1998 is 26,763,918 shares. Fixed options granted under the stock option plans generally become exercisable in one to five years from the date of grant. Certain fixed options granted in 1997 become exercisable in equal increments over a six-year period beginning three years from the date of grant. Performance-based options were granted in 1997, and such options become exercisable one year from the date in which certain performance goals related to operating income growth and return on invested capital are achieved for the four most recent consecutive calendar quarters. Four separate levels of performance goal targets have been established, each specifying different minimum growth and return rates. Depending upon which of the four performance goal target levels is attained, 25%, 50%, 75% or 100% of the option award will vest and become exercisable.

      Under the 1994 Stock Option Plan for Non-employee Directors (the "Directors' Plan"), the Company grants fixed, non-qualified stock options to directors for up to 1,000,000 shares of common stock. Under the Directors' Plan, directors receive a one-time grant to purchase 10,000 shares of common stock. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 3,500 shares). Options granted under the Directors' Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.

      For all plans, the exercise price of the option equals the market value of the Company's common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. Any performance-based option that remains unvested as of January 29, 2003, will expire.

      The fair value of each stock option granted was estimated using the Black-Scholes option-pricing model and the following weighted average assumptions:
                                         1998           1997         1996
                                         ----           ----         ----
         Expected life              5.2 years      5.6 years    5.5 years
         Expected volatility            24.0%          21.6%        23.9%
         Dividend yield                  1.9%           2.9%         2.0%
         Risk-free interest rate         5.4%           6.2%         6.1%

        The following is a summary of stock options outstanding, granted, exercised, forfeited and expired under the Company's stock-based compensation plans:

                                                                                            Weighted Average Price
                                                                Shares                            Per Share
                                              ----------------------------------------     ------------------------
                                                     1998           1997          1996      1998      1997     1996
                                                     ----           ----          ----      ----      ----    -----
        Outstanding at beginning of period      9,744,398      6,657,438     5,757,248    $28.65    $24.70   $22.25
        Granted                                 2,889,320      4,442,720     1,498,342     40.50     32.73    31.57
        Exercised                              (1,829,843)      (953,313)     (442,936)    24.00     20.19    15.01
        Forfeited                                (566,343)      (357,413)     (155,216)    33.90     28.64    27.93
        Expired                                   (10,553)       (45,034)            -     38.99     25.79        -
                                               ----------      ---------     ---------    ------    ------   ------
        Outstanding at end of period           10,226,979      9,744,398     6,657,438    $32.53    $28.65   $24.70
                                               ==========      =========     =========    ======    ======   ======

        Exercisable at end of period            3,643,826      3,822,526     3,690,632    $26.24    $23.56   $21.50
        Non-vested at end of period:
           Fixed                                6,326,653      5,635,372     2,966,806
           Performance-based                      256,500        286,500             -
        Weighted average fair value of stock
           options granted during the year         $10.49          $7.66         $8.87

                                       21

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    Common Stock, Continued:
      The following is a summary of stock options outstanding as of December 31, 1998:

                                    Options Outstanding                                    Options Exercisable
        ------------------------------------------------------------------------       ----------------------------

                                                 Weighted            Weighted                           Weighted
                                                  Average             Average                            Average
          Range of              Number of        Remaining        Exercise Price       Number of     Exercise Price
         Exercise Price          Options     Contractual Life        Per Share          Options        Per Share
        ----------------        ----------   ----------------        ---------         ---------       ---------
        $11.41 - $16.12            294,446       1.8 years            $13.95             294,446         $13.95
        $20.00 - $26.94          1,715,448       5.1 years             23.69           1,315,581          22.84
        $27.12 - $32.52          3,976,804       7.1 years             30.97           1,979,918          30.02
        $33.88 - $41.81          2,298,941       8.8 years             34.73              42,041          35.41
        $43.13 - $52.94          1,941,340       9.2 years             43.75              11,840          45.27
                                ----------       ---------            ------           ---------         ------
                                10,226,979       7.4 years            $32.53           3,643,826         $26.24
                                ==========       =========            ======           =========         ======

      The Company applies the provisions of Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, the Company does not record compensation expense for any of the fixed stock options granted. For performance-based options, compensation expense is recognized over the expected vesting period of the options and is adjusted for changes in the market value of the Company's common stock. Compensation expense for the performance-based options amounted to $2.8 million in 1998 and $547,000 in 1997. Had compensation expense for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

        (In thousands, except per share amounts)                  1998           1997         1996
        ----------------------------------------                  ----           ----         ----
        Net income:                         As reported       $603,127       $652,481     $406,726
                                            Pro forma         $594,164       $646,703     $402,384

        Basic earnings per share:           As reported          $1.97          $2.12        $1.32
                                            Pro forma            $1.94          $2.10        $1.30

        Diluted earnings per share:         As reported          $1.95          $2.10        $1.31
                                            Pro forma            $1.92          $2.08        $1.29

      The pro forma amounts presented above may not be representative of the future effects on reported net income and earnings per share, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new option awards may be granted each year.

7.    Employee Benefit Plans and Postretirement Benefits Other Than Pensions:
      The Company has trusteed, non-contributory defined benefit pension plans which provide retirement benefits for eligible employees of the Company. Assets of the plans include common stock of the Company amounting to $43.8 million and $30.0 million at December 31, 1998 and 1997, respectively. Pension (credit) expense, including provision for executive compensation agreements, totaled $(9.2) million in 1998, $(6.4) million in 1997 and $(0.1) million in 1996.

      The Company provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid. Postretirement expense totaled $10.0 million in 1998, $8.8 million in 1997 and $9.0 million in 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.    Employee Benefit Plans and Postretirement Benefits Other Than Pensions,
      Continued:
      The components of the pension and postretirement expense (credit) were as follows for the years ended December 31:

                                                                                (Thousands)
                                                      ----------------------------------------------------------------
                                                            Pension Benefits                Postretirement Benefits
                                                      ----------------------------------------------------------------
                                                         1998       1997       1996         1998       1997       1996
                                                         ----       ----       ----         ----       ----       ----
       Benefits earned during the year                $14,523    $14,173    $16,127      $   485    $   940     $  924
       Interest cost on benefit obligation             38,935     36,130     34,935        7,844      6,886      6,906
       Amortization of transition (asset) obligation   (2,616)    (2,616)    (2,616)         976        976        976
       Amortization of prior service (credit) cost       (538)      (538)      (538)         169        153        153
       Recognized net actuarial (gain) loss            (3,572)    (3,943)    (1,418)         482       (170)        32
       Expected return on plan assets                 (55,976)   (49,562)   (46,522)           -          -          -
                                                      -------    -------    --------      ------    -------     ------
       Net periodic (credit) expense                  $(9,244)   $(6,356)   $   (32)      $9,956     $8,785     $8,991
                                                      =======    =======    =======       ======     ======     ======

      The following table presents a summary of plan assets, projected benefit obligation and funded status of the plans at December 31:

                                                                                    (Thousands)
                                                                 --------------------------------------------------
                                                                    Pension Benefits        Postretirement Benefits
                                                                     1998         1997           1998          1997
                                                                     ----         ----           ----          ----
       Fair value of plan assets at beginning of year            $688,011     $613,040       $      -     $       -
       Employer contributions                                           -            -          8,464         9,145
       Participant contributions                                        -            -          2,354         2,500
       Actual return on plan assets                                88,398      102,359              -             -
       Benefits paid                                              (31,991)     (27,388)       (10,818)      (11,645)
                                                                 --------     --------       --------     ---------
       Fair value of plan assets at end of year                   744,418      688,011              -             -
                                                                 --------     --------       --------     ---------

       Projected benefit obligation at beginning of year          526,482      483,637        108,958        90,955
       Benefits earned                                             14,523       14,173            485           940
       Interest cost on projected benefit obligation               38,935       36,130          7,844         6,886
       Participant contributions                                        -            -          2,354         2,500
       Plan amendments                                              2,488            -              -             -
       Actuarial loss                                              45,035       19,930          8,017        19,322
       Benefits paid                                              (31,991)     (27,388)       (10,818)      (11,645)
                                                                 --------     --------       --------     ---------
       Projected benefit obligation at end of year                595,472      526,482        116,840       108,958
                                                                 --------     --------       --------     ---------

       Plan assets in excess of (less than)
           projected benefit obligation                           148,946      161,529       (116,840)     (108,958)
       Unrecognized actuarial (gain) loss                        (116,560)    (134,898)        23,736        17,494
       Unrecognized prior service (credit) cost                     6,314        3,288          2,305         2,036
       Unrecognized net transition (asset) obligation             (11,275)     (13,890)        13,662        14,638
                                                                 --------     --------       --------     ---------
       Prepaid (accrued) benefit cost                            $ 27,425     $ 16,029       $(77,137)    $ (74,790)
                                                                 ========     ========       ========     =========

      Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:
                                       Pension Benefits  Postretirement Benefits
                                       ----------------  -----------------------
                                         1998    1997          1998     1997
                                         ----    ----          ----     ----
       Discount rate                     6.9%    7.2%          7.5%     7.7%
       Expected return on plan assets    8.5%    8.7%             -        -
       Rate of compensation increase     5.2%    5.2%             -        -
       Healthcare cost trend rate           -      -           9.1%    10.0%

      The healthcare cost trend rate is expected to decrease on a graduated basis to an ultimate rate of 6 percent in the year 2000. A one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit cost by approximately $583,000 for the year ended December 31, 1998, and the postretirement benefit obligation as of December 31, 1998, by approximately $7.0 million. A one percent decrease in the assumed healthcare cost trend rate would decrease the postretirement benefit cost by approximately $508,000 for the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.    Employee Benefit Plans and Postretirement Benefits Other Than Pensions,
      Continued:
      year ended December 31, 1998, and the postretirement benefit obligation as of December 31, 1998, by approximately $6.2 million.

      The Company has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by the Company's Board of Directors. Profit-sharing expense amounted to $19.4 million in 1998, $22.8 million in 1997 and $20.4 million in 1996.

      The Company also sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. The Company also makes annual contributions to the plans. Expense recorded by the Company related to these plans amounted to $11.4 million in 1998, $15.3 million in 1997 and $15.6 million in 1996.

8.    Lease Commitments:
      Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for office space, office equipment, real estate and tower space, were as follows as of December 31, 1998:

                                                            (Thousands)
                             Year                             Amount
                             ----                             ------
                             1999                           $ 55,333
                             2000                             44,722
                             2001                             38,277
                             2002                             30,917
                             2003                             21,549
                             Thereafter                       78,941
                                                             -------
                                Total                       $269,739
                                                            ========

      Rental expense totaled $71.3 million in 1998, $60.6 million in 1997 and $51.0 million in 1996.

9.    Merger and Integration Expenses:
      During the third quarter of 1998, the Company recorded transaction costs and one-time charges totaling $252.0 million on a pretax basis related to the closing of its merger with 360. The merger and integration expenses included professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provided for a reduction of 521 employees, primarily in the corporate support functions. As of December 31, 1998, the Company had paid $16.8 million in severance and employee-related expenses and 144 out of the total 521 employee reductions had been completed. The integration costs included several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360 and ALLTEL's expanded wireless presence. These adjustments included a $60.0 million write-down in the carrying value of certain in-process software development assets, $50.0 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18.0 million write-down in the carrying value of certain assets resulting from a revised PCS deployment plan, and other integration costs of $23.1 million.

      The estimated cost of contract termination primarily related to a long-term contract continuing through 2006 with Convergys Corporation ("Convergys") for customer billing services to be provided to the 360 operations, under which the Company is currently paying $45 million per year. As part of its integration plan, the Company will convert the 360 operations to its own internal billing system by 2001. The $50.0 million of costs recorded represented the present value of the estimated profit to the vendor over the remaining term of the contract and was the Company's best estimate of the cost of terminating the billing services contract prior to the expiration of its term. In December 1998, Convergys filed a declaratory judgment suit against the Company requesting a ruling that the Company did not have the right to terminate the contract. In September 1999, the Company and Convergys agreed upon a final contract termination fee of $55.0 million. In addition to the termination fee, the Company will continue to pay Convergys for processing customer accounts until all customers are switched to ALLTEL's billing system. Payments for the continuing processing services will be expensed as incurred.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The $18.0 million write-down in the carrying value of certain PCS-related assets include approximately $15.0 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. As a result of the merger with 360, the Company elected not to continue to complete construction of its PCS network in these three markets. The remaining $3.0 million of the PCS-related write-down represents cell site lease termination fees.

      The major action steps of the 360 merger and integration plan included: (1) the immediate stoppage of further development of a customer billing system which had no alternative use or functionality, (2) the immediate negotiation with a vendor of an early termination of a customer billing contract, and (3) the immediate abandonment of the PCS buildout in three markets.

      The following is a summary of activity related to the liabilities associated with the Company's merger and integration accrual at December 31, 1998:
                                                               (Thousands)
                                                               -----------
           Balance, beginning of year                           $       -
           Merger and integration expenses                        252,000
           Non-cash write-down of assets                          (74,800)
           Cash outlays                                           (85,863)
                                                                ---------
           Balance, end of year                                 $  91,337
                                                                =========

      At December 31, 1998, the remaining unpaid liability related to the Company's merger and integration and restructuring activities consists of the Convergys contract termination fees of $50.0 million, severance and employee-related expenses of $31.9 million and other integration costs of $9.4 million.

      The merger and integration expenses decreased net income $201.0 million for the year ended December 31, 1998.

10.   Provision to Reduce Carrying Value of Certain Assets:
      In the third quarter of 1998, the Company recorded a non-recurring operating expense associated with a contingency reserve on an unbilled receivable of $55.0 million related to its contract with GTE Corporation ("GTE"). Due to its pending merger with Bell Atlantic Corporation, GTE re-evaluated its billing and customer care requirements and modified its billing conversion plans and is purchasing certain processing services from ALLTEL for an interim period. This charge decreased net income by $33.6 million for the year ended December 31, 1998.

      In the second quarter of 1997, the Company recorded a pretax write-down of $16.9 million to reflect the fair value less cost to sell its product distribution segment's wire and cable subsidiary, HWC Distribution Corp. ("HWC"). The sale of HWC was completed in May 1997. This write-down resulted in a decrease in net income of $11.7 million for the year ended December 31, 1997.

      In 1996, the Company incurred non-cash, pretax charges of $120.3 million to write down the carrying value of certain assets. In accordance with the Company's plan to dispose of its wire and cable subsidiary, the Company recorded a pretax write-down of $45.3 million in the carrying value of goodwill related to HWC. In addition, the information services segment recorded a pretax write-down of $53.0 million, primarily consisting of an adjustment to the carrying value of certain capitalized software development costs. The write-down of software resulted from performing a net realizability evaluation of software-related products that have been impacted by changes in software and hardware technologies. Finally, due to current and projected future operating losses sustained by its community banking operations, information services also recorded a pretax write-down of $22.0 million to adjust the carrying value of these operations to their estimated fair value based upon projections of future cash flows. These write-downs resulted in a decrease in net income of $72.7 million for the year ended December 31, 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.   Gain on Disposal of Assets and Other:
      During the third quarter of 1998, the Company recorded a pretax gain of $80.9 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from this sale amounted to $87.6 million. This transaction increased net income $49.2 million. During the second quarter of 1998, the Company recorded a pretax gain of $148.2 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from this sale amounted to $162.6 million. The Company also incurred termination fees of $3.5 million related to the early retirement of long-term debt. These transactions increased net income $88.1 million. During the first quarter of 1998, the Company recorded a pretax gain of $36.6 million primarily from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from the sale of stock amounted to $40.7 million. In addition, the Company recorded a pretax gain of $30.5 million from the sale of its ownership interest in a cellular partnership serving the Omaha, Neb. market. The gains from these first quarter transactions resulted in an increase of $40.4 million in net income.

      During the third quarter of 1997, the Company recorded a pretax gain of $34.4 million primarily related to the sale of its investment in a software company. During the second quarter of 1997, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from the sale of this stock amounted to $185.9 million. During the first quarter of 1997, the Company recorded a pretax gain of $16.2 million from the sale of information services' healthcare operations; and the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated partnerships. The net income impact from these transactions resulted in an increase of $121.5 million in net income for the year ended December 31, 1997.

      In 1996, the Company recorded a pretax gain of $15.3 million from the sale of wireline properties in Nevada to Citizens Utilities Company. The Company also incurred $15.8 million of termination fees related to the early retirement of $200 million of long-term debt, and the Company realized a pretax loss of $1.8 million related to the withdrawal of its investment in GO Communications Corporation. These transactions resulted in a decrease in net income of $1.5 million for the year ended December 31, 1996.

12.   Income Taxes:
      Income tax expense was as follows:

                                                     (Thousands)
                                        ---------------------------------------
                                             1998            1997          1996
                                             ----            ----          ----
      Federal                            $438,336        $376,407      $210,157
      State and other                      63,418          57,543        52,126
                                         --------        --------      --------
                                         $501,754        $433,950      $262,283
                                         ========        ========      ========

      The federal income tax expense consists of the following:

                                                     (Thousands)
                                         ---------------------------------------
                                             1998            1997          1996
                                             ----            ----          ----
      Currently payable                  $409,794        $275,398      $184,964
      Deferred                             32,827         106,652        34,893
      Investment tax credit amortized      (4,285)         (5,643)       (9,700)
                                         --------      ----------      --------
                                         $438,336        $376,407      $210,157
                                         ========        ========      ========

      Deferred income tax expense results principally from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, that will be in effect in the years in which the temporary differences are expected to reverse. For the Company's regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as regulatory assets or liabilities. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows:
                                                      1998     1997     1996
                                                      ----     ----     ----
      Statutory income tax rates                      35.0%    35.0%    35.0%
      Increase (decrease):
         Investment tax credit                        (0.4)    (0.5)    (1.5)
         State income taxes, net of federal benefit    3.7      3.5      5.1
         Amortization of intangibles                   1.3      1.3      1.8
         Merger and integration expenses               4.0       -        -
         Other items                                   1.8      0.7     (1.1)
                                                      ----     ----     ----
      Effective income tax rates                      45.4%    40.0%    39.3%
                                                      ====     ====     ====

      The significant components of the Company's net deferred income tax liability were as follows at December 31:

                                                             (Thousands)
                                                       ---------------------
                                                           1998         1997
                                                           ----         ----
      Property, plant and equipment                    $601,000     $580,368
      Capitalized computer software                     110,547       80,466
      Unrealized holding gain on investments            333,963      196,634
      Operating loss carryforwards                      (20,922)     (40,629)
      Other, net                                        (83,639)    (110,139)
                                                       --------     --------
                                                        940,949      706,700
      Valuation allowance                                15,347       19,562
                                                       --------    ---------
        Total                                          $956,296     $726,262
                                                       ========     ========

      At December 31, 1998 and 1997, total deferred tax assets were $246.3 million and $307.9 million, respectively, and total deferred tax liabilities were $1,202.6 million and $1,034.2 million, respectively.

      As of December 31, 1998 and 1997, the Company had available tax benefits associated with federal and state operating loss carryforwards of $20.9 million and $40.6 million, respectively, which expire annually in varying amounts to 2012. The valuation allowance primarily represents tax benefits of certain state operating loss carryforwards and other deferred tax assets which may expire unutilized.

13.   Other Comprehensive Income:
      In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). As required, the Company adopted the provisions of SFAS 130 in its year-end 1998 financial statements and has reclassified its prior-year financial statements to conform to SFAS 130's presentation requirements. For the Company, other comprehensive income consists of unrealized holding gains on its investments in equity securities, principally consisting of its investment in MCI WorldCom, Inc. common stock. The components of other comprehensive income were as follows for the years ended December 31:


                                                        (Thousands)
                                              ------------------------------
                                                  1998       1997       1996
                                                  ----       ----       ----
      Unrealized holding gains arising in
             the period                       $674,461   $ 69,449   $225,008
      Income tax expense                       264,964     32,540     81,822
                                              --------   --------   --------
                                               409,497     36,909    143,186
                                              --------   --------   --------
      Less:  reclassification adjustments
             for gains included in net
             income for the period            (265,644)  (155,993)         -
      Income tax expense                       104,199     67,888          -
                                              --------   --------   --------
                                              (161,445)   (88,105)         -
                                              --------   --------   --------
      Other comprehensive income (loss)
             before tax                        408,817    (86,544)   225,008
      Income tax expense (benefit)             160,765    (35,348)    81,822
                                              --------   --------   --------
      Other comprehensive income (loss)       $248,052   $(51,196)  $143,186
                                              ========   ========   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.   Litigation-Claims and Assessments:
      On July 12, 1996, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. On November 6, 1996, the Superior Court of Fulton County, Georgia, (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation.

      The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and on July 3, 1997, the Georgia Court of Appeals reversed the Superior Court's decision. On August 5, 1997, the Company filed with the Georgia Supreme Court a petition for writ of certiorari requesting that the Georgia Court of Appeals' decision be reversed. On October 5, 1998, the Georgia Supreme Court, in a 4-3 decision, upheld the Georgia Court of Appeals' ruling that the Georgia PSC had the authority to conduct the rate proceeding. The case was returned to the Superior Court for it to rule on the issues it had not previously decided. On April 6, 1999, the Superior Court found that with respect to the July 1996 order, the Georgia PSC did not provide ALLTEL with sufficient notice of the charges against the Company, did not provide ALLTEL a fair opportunity to present its case and respond to the charges, and failed to satisfy its burden of proving that ALLTEL's rates were unjust and unreasonable. Further, the Superior Court found that the July 1996 order was an unlawful attempt to retroactively reduce ALLTEL's rates and certain statutory revenue recoveries. For each of these independent reasons, the Superior Court vacated and reversed the July 1996 order and remanded the case with instructions to dismiss the case. The Georgia PSC appealed the Superior Court's April 1999 decision.

      At December 31, 1998, the maximum possible liability to the Company related to this case is $60.0 million, plus interest at 7 percent accruing from July 1, 1996. Since the Company believes that it will prevail in this case, the Company has not implemented any revenue reductions or established any reserves for refund related to this matter at this time.

15.   Business Segments:
      In 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires reporting segment information consistent with the way management internally disaggregates an entity's operations to assess performance and to allocate resources. As required, the Company adopted the provisions of SFAS 131 in its year-end 1998 financial statements and has restated its prior-year segment information to conform to SFAS 131's requirements.

      ALLTEL disaggregates its business operations based upon differences in products and services. The Company's communications operations consist of its wireless, wireline and emerging businesses segments. Wireless communications and paging services are provided in 25 states in four major markets: Southeast, Mid-Atlantic, Midwest and West. The Company's wireline subsidiaries provide primary local service and network access in 15 states. Emerging businesses include the Company's long-distance, local competitive access, Internet access, network management and PCS operations. Long-distance and internet access services are marketed in 25 states. The Company is currently providing local competitive access, PCS and network management services in select areas within its geographically focused communications markets. Information services provides information processing, outsourcing services and application software primarily to financial and telecommunications customers. The principal markets for information services' products and services are commercial banks, financial institutions and telecommunications companies in the United States and major international markets. Other operations consist of the Company's product distribution and directory publishing operations. Corporate items represent general corporate expenses, headquarters facilities and equipment, investments, goodwill and other non-recurring and unusual items not allocated to the segments.

      The accounting policies used in measuring segment assets and operating results are the same as those described in Note 1. The non-recurring and unusual items discussed in Notes 9, 10 and 11 are not allocated to the segments and are included in corporate operations. The Company evaluates performance of the segments based on segment operating income, excluding non-recurring and unusual items. The Company accounts for intersegment sales at current market prices or in accordance with regulatory requirements.
                                       28

(Dollars in thousands)

Information about the Company's business segments was as follows for the year ended December 31, 1998:

                                           Communications
                            --------------------------------------------------
                                                         Emerging                    Information       Other        Total
                            Wireless       Wireline     Businesses       Total        Services      Operations    Segments
                            --------       --------     ----------       -----       -----------    ----------    --------
Revenues and sales
   from unaffiliated
   customers:
      Domestic              $2,339,756    $1,448,817     $ 155,919     $3,944,492    $  850,841      $338,115    $5,133,448
      International                  -             -             -              -       154,300             -       154,300
                            ----------    ----------     ---------     ----------    ----------      --------    ----------
                             2,339,756     1,448,817       155,919      3,944,492     1,005,141       338,115     5,287,748
Intersegment revenues
   and sales                         -        50,390        11,399         61,789       156,627       263,235       481,651
                            ----------    ----------     ---------     ----------    ----------      --------    ----------
   Total revenues
      and sales              2,339,756     1,499,207       167,318      4,006,281     1,161,768       601,350     5,769,399
                            ----------    ----------     ---------     ----------    ----------      --------    ----------

Operating expenses           1,345,568       679,109       191,108      2,215,785       860,385       573,685     3,649,855
Depreciation and
   amortization                319,582       289,525        14,187        623,294       138,732         1,739       763,765
Merger and integration
   expenses                          -             -             -              -             -             -             -
Provision to reduce
   carrying value of
   certain assets                    -             -             -              -             -             -             -
                            ----------    ----------     ---------     ----------    ----------      --------    ----------
   Total costs and
      expenses               1,665,150       968,634       205,295      2,839,079       999,117       575,424     4,413,620
                            ----------    ----------     ---------     ----------    ----------      --------    ----------

Operating income
   (loss)                      674,606       530,573       (37,977)     1,167,202       162,651        25,926     1,355,779

Equity earnings in
   unconsolidated
   partnerships                114,859             -             -        114,859             -             -       114,859
Minority interest in
   consolidated
   partnerships               (104,485)            -             -       (104,485)            -             -      (104,485)
Other income (expense)          29,570        10,506         2,861         42,937        10,646           235        53,818
                            ----------    ----------     ---------     ----------    ----------      --------    ----------
   Total other income
      (expense)                 39,944        10,506         2,861         53,311        10,646           235        64,192
                            ----------    ----------     ---------     ----------    ----------      --------    ----------

Interest expense              (162,725)      (62,804)      (12,978)      (238,507)      (12,268)       (1,259)     (252,034)
Gain on disposal of
   assets and other                  -             -             -              -             -             -             -
                            ----------    ----------     ---------     ----------    ----------      --------    ----------
Income before
   income taxes                551,825       478,275       (48,094)       982,006       161,029        24,902     1,167,937
Income tax expense
   (benefit)                   241,314       179,074       (18,562)       401,826        67,602         9,631       479,059
                            ----------    ----------     ---------     ----------    ----------      --------    ----------
Net income (loss)           $  310,511    $  299,201     $ (29,532)    $  580,180   $    93,427      $ 15,271    $  688,878
                            ==========    ==========     =========     ==========   ===========      ========    ==========

Assets                      $4,611,493    $3,079,993    $  217,047     $7,908,533   $   872,845      $179,850    $8,961,228
Investments in
   unconsolidated
   partnerships             $  634,176    $        -    $        -     $  634,176   $         -      $      -    $  634,176
Capital expenditures        $  363,384    $  319,145    $  174,578     $  857,107   $   111,257      $  1,489    $  969,853


(Dollars in thousands)

Information about the Company's business segments was as follows for the year ended December 31, 1998:


                             Corporate    Intercompany   Consolidated
                             Operations    Eliminations      Total
                             ----------   -------------  ------------
Revenues and sales
   from unaffiliated
   customers:
      Domestic                        -    $        -    $ 5,133,448
      International                   -             -        154,300
                             ----------    ----------    -----------
                                      -             -      5,287,748
Intersegment revenues
   and sales                          -      (142,604)a      339,047
                             ----------    ----------    -----------
   Total revenues
      and sales                       -      (142,604)     5,626,795
                             ----------    ----------    -----------

Operating expenses               12,068      (142,604)a    3,519,319
Depreciation and
   amortization                  10,784             -        774,549
Merger and integration
   expenses                     252,000             -        252,000
Provision to reduce
   carrying value of
   certain assets                55,000             -         55,000
                             ----------    ----------    -----------
   Total costs and
      expenses                  329,852      (142,604)     4,600,868
                             ----------    ----------    -----------

Operating income
   (loss)                      (329,852)            -      1,025,927

Equity earnings in
   unconsolidated
   partnerships                       -             -        114,859
Minority interest in
   consolidated
   partnerships                       -             -       (104,485)
Other income (expense)              465             -         54,283
                             ----------    ----------    -----------
   Total other income
      (expense)                     465             -         64,657
                             ----------    ----------    -----------

Interest expense                (26,341)            -       (278,375)
Gain on disposal of
   assets and other             292,672             -        292,672
                             ----------    ----------    -----------
Income before
   income taxes                 (63,056)            -      1,104,881
Income tax expense
   (benefit)                     22,695             -        501,754
                             ----------    ----------    -----------
Net income (loss)            $  (85,751)   $        -    $   603,127
                             ==========    ==========    ===========

Assets                       $1,258,385b   $  (64,159)c  $10,155,454
Investments in
   unconsolidated
   partnerships              $        -    $        -    $   634,176
Capital expenditures         $   28,151    $        -    $   998,004


Notes:
a) Elimination of intersegment revenues and sales. See "Transactions with Certain Affiliates" in Note 1 for a discussion of intersegment revenues and sales not eliminated in preparing the consolidated financial statements.
b) Corporate assets consist of headquarters fixed assets ($141,432), investments ($954,601), goodwill ($104,259) and other assets ($58,093) not allocated to the segments.
c) Elimination of intersegment receivables.

(Dollars in thousands)

Information about the Company's business segments was as follows for the year ended December 31, 1997:

                                            Communications
                             --------------------------------------------------
                                                          Emerging                    Information       Other        Total
                             Wireless       Wireline     Businesses       Total        Services      Operations    Segments
                             --------       --------     ----------       -----       -----------    ----------    --------
Revenues and sales
   from unaffiliated
   customers:
      Domestic              $1,986,807    $1,371,203      $ 94,826     $3,452,836      $730,386      $355,605    $4,538,827
      International                  -             -             -              -       114,918             -       114,918
                            ----------    ----------      --------     ----------      --------      --------    ----------
                             1,986,807     1,371,203        94,826      3,452,836       845,304       355,605     4,653,745
Intersegment revenues
   and sales                         -        45,069         5,944         51,013       128,847       123,317       303,177
                            ----------    ----------      --------     ----------      --------      --------    ----------
   Total revenues
      and sales              1,986,807     1,416,272       100,770      3,503,849       974,151       478,922     4,956,922
                            ----------    ----------      --------     ----------      --------      --------    ----------

Operating expenses           1,188,922       631,608       112,890      1,933,420       716,907       454,922     3,105,249
Depreciation and
   amortization                291,010       278,505         4,300        573,815       112,316         2,068       688,199
Provision to reduce
   carrying value of
   certain assets                    -             -             -              -             -             -             -
                            ----------    ----------      --------     ----------      --------      --------    ----------
   Total costs and
      expenses               1,479,932       910,113       117,190      2,507,235       829,223       456,990     3,793,448
                            ----------    ----------      --------     ----------      --------      --------    ----------

Operating income
   (loss)                      506,875       506,159       (16,420)       996,614       144,928        21,932     1,163,474

Equity earnings in
   unconsolidated
   partnerships                 92,087             -             -         92,087             -             -        92,087
Minority interest in
   consolidated
   partnerships                (87,966)            -             -        (87,966)            -             -       (87,966)
Other income (expense)           7,628         8,576         1,197         17,401        (1,152)          (21)       16,228
                            ----------    ----------      --------     ----------      --------      --------    ----------
   Total other income
      (expense)                 11,749         8,576         1,197         21,522        (1,152)          (21)       20,349
                            ----------    ----------      --------     ----------      --------      --------    ----------

Interest expense              (158,710)      (62,614)       (3,587)      (224,911)      (12,330)         (782)     (238,023)
Gain on disposal
   of assets and other               -             -             -              -             -             -             -
                            ----------    ----------      --------     ----------      --------      --------    ----------
Income before
   income taxes                359,914       452,121       (18,810)       793,225       131,446        21,129       945,800
Income tax expense
   (benefit)                   142,988       166,498        (1,673)       307,813        55,400         7,530       370,743
                            ----------    ----------      --------     ----------      --------      -------     ----------
Net income (loss)           $  216,926    $  285,623      $(17,137)    $  485,412      $ 76,046      $ 13,599      $575,057
Assets                      $4,317,819    $3,031,494      $ 92,979     $7,442,292      $809,242      $129,973    $8,381,507
Investments in
   unconsolidated
   partnerships             $  629,527    $        -      $      -    $   629,527      $      -      $      -    $  629,527
Capital expenditures        $  396,670    $  308,076      $ 79,286    $   784,032      $ 87,937      $  1,620    $  873,589


(Dollars in thousands)

Information about the Company's business segments was as follows for the year ended December 31, 1997:


                           Corporate    Intercompany   Consolidated
                           Operations    Eliminations      Total
                           ----------   -------------  ------------
Revenues and sales
   from unaffiliated
   customers:
      Domestic              $      -      $      -     $4,538,827
      International                -             -        114,918
                            --------      --------     ----------
                                   -             -      4,653,745
Intersegment revenues
   and sales                       -       (49,964)a      253,213
                            --------      --------     ----------
   Total revenues
      and sales                    -       (49,964)     4,906,958
                            --------      --------     ----------

Operating expenses             6,512       (49,964)a    3,061,797
Depreciation and
   amortization               10,897             -        699,096
Provision to reduce
   carrying value of
   certain assets             16,874             -         16,874
                            --------      --------     ----------
   Total costs and
      expenses                34,283       (49,964)     3,777,767
                            --------      --------     ----------

Operating income
   (loss)                    (34,283)            -      1,129,191

Equity earnings in
   unconsolidated
   partnerships                    -             -         92,087
Minority interest in
   consolidated
   partnerships                    -             -        (87,966)
Other income (expense)         2,157             -         18,385
                            --------      --------     ----------
   Total other income
      (expense)                2,157             -         22,506
                            --------      --------     ----------

Interest expense             (36,894)            -       (274,917)
Gain on disposal of
   assets and other          209,651             -        209,651
                            --------      --------     ----------
Income before
   income taxes              140,631             -      1,086,431
Income tax expense
   (benefit)                  63,207             -        433,950
                            --------      --------     ----------
Net income (loss)           $ 77,424      $      -     $  652,481
Assets                      $874,718b     $(24,218)c   $9,232,007
Investments in
   unconsolidated
   partnerships             $      -      $      -     $  629,527
Capital expenditures        $ 26,134      $      -     $  899,723


Notes:
a) Elimination of intersegment revenues and sales. See "Transactions with Certain Affiliates" in Note 1 for a discussion of intersegment revenues and sales not eliminated in preparing the consolidated financial statements.
b) Corporate assets consist of headquarters fixed assets ($116,532), investments ($628,912), goodwill ($107,930) and other assets ($21,344) not allocated to the segments.
c) Elimination of intersegment receivables.

(Dollars in thousands)

Information about the Company's business segments was as follows for the year ended December 31, 1996:

                                            Communications
                             --------------------------------------------------
                                                          Emerging                    Information       Other        Total
                             Wireless       Wireline     Businesses       Total        Services      Operations    Segments
                             --------       --------     ----------       -----       -----------    ----------    --------
Revenues and sales
   from unaffiliated
   customers:
      Domestic              $1,666,919    $1,298,450      $ 48,498     $3,013,867      $741,476      $470,066    $4,225,409
      International                  -             -             -              -        93,338             -        93,338
                            ----------    ----------      --------     ----------      --------      --------    ----------
                             1,666,919     1,298,450        48,498      3,013,867       834,814       470,066     4,318,747
Intersegment revenues
   and sales                         -        43,134         2,810         32,117       125,261       119,874       291,079
                            ----------    ----------      --------     ----------      --------      --------    ----------
   Total revenues
      and sales              1,666,919     1,341,584        51,308      3,059,811       960,075       589,940     4,609,826
                            ----------    ----------      --------     ----------      --------      --------    ----------

Operating expenses           1,021,116       616,730        52,374      1,690,220       706,817       552,626     2,949,663
Depreciation and
   amortization                235,807       263,270         2,624        501,701       112,911         3,347       617,959
Provision to reduce
   carrying value of
   certain assets                    -             -             -              -             -             -             -
                            ----------    ----------      --------     ----------      --------      --------    ----------
   Total costs and
      expenses               1,256,923       880,000        54,998      2,191,921       819,728       555,973     3,567,622
                            ----------    ----------      --------     ----------      --------      --------    ----------

Operating income
   (loss)                      409,996       461,584        (3,690)       867,890       140,347        33,967     1,042,204

Equity earnings in
   unconsolidated
   partnerships                 77,500             -             -         77,500             -             -        77,500
Minority interest in
   consolidated
   partnerships                (80,073)            -             -        (80,073)            -             -       (80,073)
Other income (expense)             930        10,232           251         11,413        (1,132)         (153)       10,128
                             ---------    ----------      --------     ----------      --------      --------    ----------
   Total other income
      (expense)                 (1,643)       10,232           251          8,840        (1,132)         (153)        7,555
                            ----------    ----------      --------     ----------      --------      --------    ----------

Interest expense              (126,887)      (62,987)       (1,964)      (191,838)      (17,728)       (1,027)     (210,593)
Gain on disposal of
   assets and other                  -             -             -              -             -             -             -
                            ----------    ----------      --------     ----------      --------      --------    ----------
Income before
   income taxes                281,466       408,829        (5,403)       684,892       121,487        32,787       839,166
Income tax expense
   (benefit)                   118,253       148,375           (27)       266,601        50,666        11,864       329,131
                            ----------    ----------      --------    -----------      --------      --------    ----------
Net income (loss)           $  163,213    $  260,454      $ (5,376)    $  418,291      $ 70,821      $ 20,923    $  510,035
                            ==========    ==========      ========     ==========      ========      ========    ==========

Assets                      $3,897,066    $2,963,960      $ 43,889     $6,904,915      $786,662      $192,513    $7,884,090
Investments in
   unconsolidated
   partnerships             $  493,458    $        -      $      -     $  493,458      $      -      $      -    $  493,458
Capital expenditures        $  412,848    $  315,073      $  4,136     $  732,057      $ 83,530      $  1,066    $  816,653


(Dollars in thousands)

Information about the Company's business segments was as follows for the year ended December 31, 1996:


                            Corporate    Intercompany   Consolidated
                            Operations    Eliminations      Total
                            ----------   -------------  ------------

Revenues and sales
   from unaffiliated
   customers:
      Domestic              $       -      $      -      $4,225,409
      International                 -             -          93,338
                            ---------      --------      ----------
                                    -             -       4,318,747
Intersegment revenues
   and sales                        -       (46,482)a       244,597
                            ---------      --------       ---------
   Total revenues
      and sales                     -       (46,482)      4,563,344
                            ---------      --------      ----------

Operating expenses              1,723       (46,482)a     2,904,904
Depreciation and
   amortization                11,189             -         629,148
Provision to reduce
   carrying value of
   certain assets             120,280             -         120,280
                            ---------      --------      ----------
   Total costs and
      expenses                133,192       (46,482)      3,654,332
                            ---------      --------      ----------

Operating income
   (loss)                    (133,192)            -         909,012

Equity earnings in
   unconsolidated
   partnerships                     -             -          77,500
Minority interest in
   consolidated
   partnerships                     -             -         (80,073)
Other income (expense)          5,561             -          15,689
                            ---------      --------      ----------
   Total other income
      (expense)                 5,561             -          13,116
                            ---------      --------      ----------

Interest expense              (40,248)            -        (250,841)
Gain on disposal of
   assets and other            (2,278)            -          (2,278)
                            ---------      --------      ----------
Income before
   income taxes              (170,157)            -         669,009
Income tax expense
   (benefit)                  (66,848)            -         262,283
                            ---------      --------      ----------
Net income (loss)           $(103,309)     $      -      $  406,726
                            =========      ========      ==========

Assets                      $ 939,503b     $(23,952)c    $8,799,641
Investments in
   unconsolidated
   partnerships             $       -      $      -      $  493,458
Capital expenditures        $   4,551      $      -      $  821,204

Notes:
a) Elimination of intersegment revenues and sales. See "Transactions with Certain Affiliates" in Note 1 for a discussion of intersegment revenues and sales not eliminated in preparing the consolidated financial statements.
b) Corporate assets consist of headquarters fixed assets ($95,615), investments ($715,440), goodwill ($96,161) and other assets ($32,287) not allocated to the segments.
c) Elimination of intersegment receivables.

16.   QUARTERLY FINANCIAL INFORMATION - (Unaudited):

(Dollars in thousands, except for per share amounts)

                                                        1998
                          ------------------------------------------------------------
                               Total          4th          3rd         2nd         1st
                          ----------   ----------   ----------  ----------  ----------
Revenues and sales        $5,626,795   $1,487,028   $1,446,379  $1,414,093  $1,279,295

Operating income          $1,025,927   $  335,603   $   51,495  $  337,655  $  301,174

Net income (loss)         $  603,127   $  174,082   $   (7,405) $  252,110  $  184,340
Preferred dividends            1,248          228          239         485         296
                          ----------   ----------   ----------  ----------  ----------
Net income (loss)
   applicable to
   common shares          $  601,879   $  173,854   $   (7,644) $  251,625  $  184,044
--------------------------------------------------------------------------------------
Earnings per share:
   Basic                       $1.97         $.57        $(.03)       $.82        $.60
   Diluted                     $1.95         $.56        $(.02)       $.82        $.60
--------------------------------------------------------------------------------------

Notes: A.  Third quarter 1998 operating income includes transaction costs and one-time charges totaling $252.0 million related to the closing of the merger with 360.  These transaction and one-time charges decreased net income $201.0 million or $.66 per share.  The Company also recorded a pretax charge of $55.0 million resulting from changes in a customer care and billing contract with a major customer.  This charge decreased net income $33.6 million or $.11 per share.  In addition, the Company recorded a pretax gain of $80.9 million from the sale of a portion of its investment in MCI
           WorldCom, Inc. common stock.  This gain increased net income by $49.2 million or $.16 per share.  (See Notes 9, 10 and 11.)
        B. Second quarter 1998 net income includes a pretax gain of $148.2 million from the sale of a portion of the Company's investment in MCI WorldCom, Inc. common stock. The Company also incurred termination fees of $3.5 million related to the early retirement of long-term debt. These transactions increased net income $88.1 million or $.29 per share.
           (See Note 10.)
        C. First quarter 1998 net income includes a pretax gain of $36.6 million primarily from the sale of a portion of the
           Company's investment in MCI WorldCom, Inc. common stock.  In addition, the Company recorded a pretax gain of $30.5 million from the sale of its ownership interest in one unconsolidated partnership.  These gains increased net income by
           $40.4 million or $.13 per share.  (See Note 10.)

                                       32

(Dollars in thousands, except for per share amounts)

                                                       1997
                              ----------------------------------------------------------
                                   Total         4th         3rd         2nd         1st
                              ---------   ----------  ----------  ----------  ----------
Revenues and sales            $4,906,958  $1,277,034  $1,238,417  $1,230,992  $1,160,515

Operating income              $1,129,191  $  300,869  $  305,385  $  274,925  $  248,012

Net income (loss)             $  652,481  $  148,301  $  168,049  $  211,203  $  124,928
Preferred dividends                1,233         299         308         312         314
                              ----------  ----------  ----------  ----------  ----------
Net income (loss)
   applicable to
   common shares              $  651,248  $  148,002  $  167,741  $  210,891  $  124,614
----------------------------------------------------------------------------------------
Earnings per share:
   Basic                           $2.12        $.48        $.55        $.68        $.40
   Diluted                         $2.10        $.48        $.54        $.68        $.40
----------------------------------------------------------------------------------------

Notes:  D. Third quarter 1997 net income includes a pretax gain of $34.4  million primarily related to the sale of the Company's investment in a software company. This gain increased net income by $22.6 million or approximately $.07 per share.
           (See Note 11.)
        E. Second quarter 1997 operating income includes a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations. This write-down decreased net income $11.7 million or $.04 per share.
           In addition, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI
           WorldCom, Inc. common stock. This gain increased net income by $88.1 million or $.29 per share. (See Notes 10 and 11.)
        F. First quarter 1997 net income includes a pretax gain of $16.2 million from the sale of information services' healthcare operations. In addition, the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated partnerships.  These transactions increased net income by $10.8 million or $.03 per share. (See Note 11.)
        G. In the opinion of management, all adjustments necessary for a fair presentation of results for each period have been included.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
-------

    The following is a discussion and analysis of the historical results of operations and financial condition of ALLTEL Corporation ("ALLTEL" or the "Company"). This discussion should be read in conjunction with the audited consolidated financial statements, including the notes thereto, for the years ended December 31, 1998, 1997 and 1996.

Forward-Looking Statements
--------------------------

    This Management's Discussion and Analysis of Financial Condition and Results of Operations of ALLTEL Corporation ("ALLTEL" or the "Company") includes, and future filings by the Company on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by the Company and its management may include, certain forward-looking statements, including (without limitation) statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestitive opportunities, Year 2000 compliance and other similar forecasts and statements of expectation. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. Forward-looking statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.
    Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of important factors. Representative examples of these factors include (without limitation) rapid technological developments and changes in the telecommunications and information services industries; ongoing deregulation (and the resulting likelihood of significantly increased price and product/service competition) in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company's ability to change its pricing for communications services; the possible future unavailability of accounting under Statement of Financial Accounting Standards No. 71 for the Company's wireline subsidiaries; continuing consolidation in certain industries, such as banking, served by the Company's information services business; the risks associated with relatively large, multi-year contracts in the Company's information services business; and higher than anticipated expenditures associated with the Company's Year 2000 efforts. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, domestic and international economic conditions, governmental and public policy changes and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company's future business.

COMPLETION OF MERGERS

    On September 30, 1999, the Company completed mergers with Liberty Cellular, Inc. ("Liberty") and its affiliate KINI L.C. under definitive merger agreements entered into on June 22, 1999. Under terms of the merger agreements, the outstanding stock of Liberty, which operates under the name Kansas Cellular, and the outstanding ownership units of KINI L.C. were exchanged for approximately
7.0 million shares of ALLTEL's common stock. On July 2, 1999, the Company completed its merger with Aliant Communications, Inc. ("Aliant") under a definitive merger agreement entered into on December 18, 1998. Under terms of the merger agreement, Aliant became a wholly-owned subsidiary of ALLTEL, and each outstanding share of Aliant common stock was converted into the right to receive .67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. Each of these mergers qualified as a tax-free reorganization and has been accounted for as a pooling-of-interests. Accordingly, all prior period financial information included in this Form 8-K has been restated to include the accounts and results of operations of Aliant, Liberty and KINI L.C. The financial statements presented include certain eliminations and reclassifications to conform the accounting and financial reporting policies of ALLTEL, Aliant, Liberty and KINI L.C.
    On July 1, 1998, ALLTEL completed its merger with 360 Communications
Company ("360"). The merger with 360 was also accounted for as a pooling of interests. (See Note 2 to the consolidated financial statements for additional information regarding the merger transaction.)

RESULTS OF OPERATIONS

      Revenues and sales increased $719.8 million or 15 percent in 1998, $343.6 million or 8 percent in 1997, and $387.2 million or 9 percent in 1996. Operating income decreased $103.3 million or 9 percent in 1998, increased $220.2 million or 24 percent in 1997 and increased $17.1 million or 2 percent in 1996. Growth in revenues and sales in all three years were affected by various asset dispositions. In May 1997, the Company completed the sale of its wire and cable subsidiary, HWC Distribution Corp. ("HWC"), and in January 1997, the Company sold its information services' healthcare operations. During 1996 and 1995, ALLTEL sold certain non-strategic wireline properties. In addition to these asset dispositions, operating income growth in each of the three years in the period ended December 31, 1998 was also affected by charges to write down the carrying value of certain assets. Operating income growth for 1998 also reflects merger and integration expenses related to the merger with 360. Adjusted to exclude the results from operations for the asset dispositions and to exclude the impact of the merger and integration expenses and asset write-downs, revenues and sales would have increased $762.7 million or 16 percent in 1998, $572.4 million or 13 percent in 1997 and $496.9 million or 13 percent in 1996, and operating income would have increased $188.3 million or 16 percent in 1998, $125.7 million or 12 percent in 1997 and $155.4 million or 18 percent in 1996.
      Net income decreased $49.4 million or 8 percent in 1998, increased $245.8 million or 60 percent in 1997 and increased $35.8 million or 10 percent in 1996. Basic and diluted earnings per share both decreased 7 percent in 1998, increased 61 percent in 1997 and increased 9 percent in 1996. Reported net income and earnings per share include the effects of the asset dispositions, assets write-downs and merger and integration expenses, as well as, several non-recurring and unusual items further discussed below. Excluding the impact in each year of the asset dispositions and all non-recurring and unusual items, net income would have increased $118.2 million or 22 percent in 1998, $67.4 million or 14 percent in 1997 and $125.7 million or 36 percent in 1996, and basic and diluted earnings per share would have increased 23 percent and 22 percent, respectively in 1998, and both would have increased 14 percent in 1997 and 35 percent in 1996.
       Net income and earnings per share adjusted for the asset dispositions, and all non-extraordinary, non-recurring and unusual items are summarized in the following tables:
(Dollars in thousands)
-------------------------------------------------------------------------------
                                                   1998        1997        1996
                                                   ----        ----        ----
Net income, as reported                        $603,127    $652,481    $406,726
Disposition of healthcare, wire and cable
   and wireline operations                            -        (838)     (6,429)
Non-recurring and unusual items, net of tax:
--------------------------------------------
   Merger and integration expenses              200,995           -           -
   Provision to reduce carrying value of
     certain assets                              33,605      11,744      72,716
   Gain on disposal of assets                  (179,770)   (121,485)     (8,465)
   Termination fees on early retirement of
     long-term debt                               2,097           -       9,946
                                               --------    --------    --------
Net income, as adjusted                        $660,054    $541,902    $474,494
                                               ========    ========    ========
-------------------------------------------------------------------------------

                                                                    Basic                             Diluted
                                                         ---------------------------        ---------------------------
                                                          1998       1997       1996         1998       1997       1996
                                                          ----       ----       ----         ----       ----       ----
Earnings per share, as reported                          $1.97      $2.12      $1.32        $1.95      $2.10      $1.31
Disposition of healthcare, wire and cable
   and wireline operations                                   -          -       (.02)           -          -       (.02)
Non-recurring and unusual items:
--------------------------------
   Merger and integration expenses                         .66          -          -          .65          -          -
   Provision to reduce carrying value of certain assets    .11        .04        .23          .11        .04        .23
   Gain on disposal of assets                             (.59)      (.40)      (.02)        (.58)      (.39)      (.02)
   Termination fees on early retirement
       of long-term debt                                   .01          -        .03          .01          -        .03
                                                         -----      -----      -----       ------      -----      -----
Earnings per share, as adjusted                          $2.16      $1.76      $1.54        $2.14      $1.75      $1.53
                                                         =====      =====      =====        =====      =====      =====
-----------------------------------------------------------------------------------------------------------------------

The net income and earnings per share impact of the asset dispositions, and the non-recurring and unusual items have been presented as supplemental information only. The non-recurring and unusual items reflected in the above tables are discussed below in reference to the caption in the consolidated statements of income in which they are reported.

Merger and Integration Expenses
-------------------------------
In 1998, the Company recorded transaction costs and one-time charges totaling $252.0 million on a pretax basis related to the closing of its merger with
360. The merger and integration expenses include professional and financial advisors' fees of $31.5 million, employee-related expenses of $48.7 million and integration costs of $171.8 million. The integration costs include several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360 and ALLTEL's expanded wireless presence. These adjustments include a $60.0 million write-down in the carrying value of certain in-process software development assets related to a customer billing system with no alternative future use, $50.0 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18.0 million write-down in the carrying value of certain assets resulting from a revised Personal Communications Services ("PCS") deployment plan, and other integration costs of $23.1 million.
       The estimated cost of contract termination primarily relates to a long-term contract continuing through 2006 with Convergys Corporation ("Convergys") for customer billing services to be provided to the 360 operations, under which the Company is currently paying approximately $45 million per year. As part of its integration plan, the Company will convert the 360 operations to its own internal billing system during the period of two years following July 1, 1998. The $50.0 million of costs recorded represent the Company's best estimate of the cost of terminating the billing services contract with the outside vendor prior to the expiration of its term. The $50.0 million amount is the present value of the estimated profit to the vendor over the remaining term of the contract. In December 1998, Convergys filed a declaratory judgment suit against the Company requesting a ruling that the Company did not have the right to terminate the contract. In September 1999, the Company and Convergys agreed upon a final contract termination fee of $55.0 million. In addition to the termination fee, the Company will continue to pay Convergys for processing customer accounts until all customers are switched to ALLTEL's billing system. Payments for the continuing processing services will be expensed as incurred.
       The $18.0 million write-down in the carrying value of certain PCS-related assets include approximately $15.0 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. As a result of the merger with 360, the Company elected not to continue to complete construction of its PCS network in these three markets. The remaining $3.0 million of the PCS-related write-down represents cell site lease termination fees.
       As a result of its integration efforts, ALLTEL expects to realize synergies through a reduction in operating expenses of $80 million in 1999 and $100 million in 2000. Of the total syngeries expected to be realized each year, ALLTEL estimates 40 percent of the cost savings will result from a reduction in duplicative salaries and employee benefits, 20 percent from a reduction in variable network expenses, 20 percent from volume purchase discounts, 10 percent from a reduction in branding and advertising costs and 10 percent from a reduction in information technology expenses. At December 31, 1998, the Company's remaining unpaid liability related to its merger and integration efforts was $91.3 million, consisting of $50 million of contract termination fees, $31.9 million of employee-related expenses and $9.4 million of other integration costs. Cash outlays for the employee-related expenses and other integration costs are expected to be substantially completed by the end of 1999. Funding for this liability will be internally financed from operating cash flows. (See Note 9 to the consolidated financial statements for additional information regarding the merger and integration expenses.)

Provision to Reduce Carrying Value of Certain Assets
----------------------------------------------------
In the third quarter of 1998, the Company recorded a non-recurring operating expense associated with a contingency reserve on an unbilled receivable of $55.0 million related to its contract with GTE Corporation ("GTE"). Due to its pending merger with Bell Atlantic Corporation, GTE re-evaluated its billing and customer care requirements and modified its billing conversion plans and is purchasing certain processing services from ALLTEL for an interim period.
       During 1997, ALLTEL recorded a pretax write-down of $16.9 million to reflect the fair value less cost to sell its wire and cable subsidiary, HWC. During 1996, the Company incurred non-cash, pretax charges of $120.3 million to write down the carrying value of certain assets. In accordance with ALLTEL's plan to dispose of HWC, the Company recorded a pretax write-down of goodwill in the amount of $45.3 million. In addition, information services recorded a pretax write-down of $53.0 million in the carrying value of certain assets primarily consisting of capitalized software development costs. The write-down of software resulted from performing a net realizability evaluation of software-related products that have been impacted by changes in software and hardware technologies. Information services also recorded a pretax write-down of $22.0 million to adjust the carrying value of its community banking operations to their estimated fair value based upon projections of future cash flows. (See
Note 10 to the consolidated financial statements for additional information regarding the asset write-downs discussed in this section.)

Gain on Disposal of Assets and Other
------------------------------------
During 1998, the Company recorded pretax gains of $265.7 million from the sale of a portion of its investment in MCI WorldCom, Inc. ("MCI WorldCom") common stock. In addition, the Company recorded a pretax gain of $30.5 million resulting from the sale of its ownership interest in an unconsolidated partnership. The Company also incurred termination fees of $3.5 million related to the early retirement of long-term debt.
      During 1997, ALLTEL recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI WorldCom, Inc common stock. In addition, the Company recorded a pretax gain of $37.5 million primarily related to the sale of its investment in a software company, a pretax gain of $16.2 million from the sale of information services' healthcare operations, and a pretax gain of $3.0 million from the sale of its ownership interests in two unconsolidated partnerships.
       In 1996, the Company recorded a pretax gain of $15.3 million from the sale of wireline properties in Nevada to Citizens Utilities Company ("Citizens"). ALLTEL also incurred $15.8 million of termination fees related to the early retirement of $200 million of long-term debt. Additionally, ALLTEL realized a pretax loss of $1.8 million related to the withdrawal of its investment in GO Communications Corporation ("GOCC"). (See Note 11 to the consolidated financial statements for additional information regarding these non-recurring and unusual items recorded in 1998, 1997 and 1996.)

RESULTS OF OPERATIONS BY BUSINESS SEGMENT
Communications-Wireless Operations
----------------------------------
(Dollars in millions)                    1998        1997        1996
---------------------------------------------------------------------
Revenues and sales                   $2,339.8    $1,986.8    $1,666.9
Operating income                     $  674.6    $  506.9    $  410.0
Total customers                     4,452,049   3,824,094   3,223,414
Market penetration rate                 11.4%       10.2%        9.1%
Churn                                    2.1%        2.0%        2.0%
---------------------------------------------------------------------

Wireless revenues and sales increased $353.0 million or 18 percent in 1998, $319.9 million or 19 percent in 1997 and $381.5 million or 30 percent in 1996. Operating income increased $167.7 million or 33 percent, $96.9 million or 24 percent in 1997 and $124.4 million or 44 percent in 1996. Customer growth continued, as the number of customers increased 16 percent over 1997, compared to annual growth rates in customers of 19 percent in 1997 and 39 percent in 1996. ALLTEL placed more than 1,695,000 gross units in service in 1998, compared to 1,450,000 units in 1997 and 1,302,000 units in 1996. While the rate of customer growth has declined, the overall market penetration rate (number of customers as a percentage of the total population in ALLTEL's service areas) has increased.
       Wireless revenues and sales increased in all periods primarily due to the growth in ALLTEL's customer base. Increases in local airtime, roaming and long-distance revenues, reflecting higher volumes of network usage also contributed to the growth in revenues and sales in all periods. Growth in revenues and sales in all periods also reflects the acquisition of new wireless properties and increased ownership interest in existing wireless properties. As a result of the increased usage in the Company's network facilities, average monthly revenue per customer increased slightly in 1998 to $47. Average monthly revenue per customer was $46 for 1997 and $50 for 1996. Average monthly revenue per customer declined in 1997 primarily due to the migration of existing customers to lower rate plans, increased penetration into lower-usage market segments and a reduction in roaming revenue rates. During 1997, as a result of competition in its service areas, ALLTEL increased its offering of monthly service plans, which had lower base access rates and included more packaged airtime minutes. The Company expects that average monthly revenue per customer will continue to be affected by the industry-wide trends of decreased roaming revenue rates and continued penetration into lower-usage market segments. In addition, the growth rate of new customers is expected to decline as the Company's wireless customer base grows. Accordingly, future revenue growth will be dependent upon ALLTEL's success in maintaining customer growth in existing markets, increasing customer usage of the Company's network and providing customers with enhanced products and services.
       Operating income increased in all periods primarily due to the growth in revenues and sales. Improved margins realized on the sale of wireless equipment, reductions in branding and other advertising costs and declines in losses sustained from fraud contributed to the increases in operating income for 1998 and 1997. The reduction in branding and other advertising costs in 1998, reflects savings realized as a result of the merger, as ALLTEL ceased promotion of the 360 brand name. Branding and other advertising costs declined in 1997 due to a decrease in promotional activities. Losses sustained from fraud decreased in 1998 and 1997 primarily due to the Company's continuing efforts to control unauthorized usage of its customers' wireless telephone numbers that results in unbillable fraudulent roaming activity. Growth in operating income in all periods was affected by increases in sales commissions, customer-service-related expenses and general and administrative expenses consistent with the overall growth in revenues and sales. Depreciation and amortization expense also increased in all periods primarily due to growth in wireless plant in service.

       The cost to acquire a new wireless customer represents sales, marketing and advertising costs and losses on equipment sales for each new customer added. The cost to acquire a new wireless customer was $290, $281 and $292 for 1998, 1997 and 1996, respectively. The increase in cost to acquire a new customer for 1998 reflects increased commissions paid to national dealers, resulting from increased sales from external distribution channels, partially offset by reductions in branding and other advertising costs, as noted above. The decrease in cost to acquire a new customer for 1997 primarily reflects reduced branding and advertising costs, as well as the affect of distributing costs over a larger number of customers acquired, when compared to the corresponding prior-year period. Although the Company intends to continue to utilize its large dealer network, ALLTEL has expanded its internal sales distribution channels to include its own retail stores and kiosks located in shopping malls and other retail outlets. Incremental sales costs at a Company retail store or kiosk are significantly lower than commissions paid to national dealers. Accordingly, ALLTEL intends to manage the costs of acquiring new customers by continuing to expand and enhance its internal distribution channels.

Communications-Wireline Operations
----------------------------------
(Dollars in millions)                           1998         1997        1996
-----------------------------------------------------------------------------
Local service                               $  681.0     $  624.5    $  562.0
Network access and long-distance               698.6        678.3       673.4
Miscellaneous                                  119.6        113.5       106.2
                                            --------     --------    --------
    Total revenues and sales                $1,499.2     $1,416.3    $1,341.6
Operating income                            $  530.6     $  506.2    $  461.6
Access lines in service                    2,181,859    2,062,877   1,944,603
-----------------------------------------------------------------------------

Wireline's revenues and sales increased $82.9 million or 6 percent in 1998, increased $74.7 million or 6 percent in 1997 and decreased $69.7 million or 5 percent in 1996. Operating income increased $24.4 million or 5 percent in 1998, $44.6 million or 10 percent in 1997 and $4.0 million or 1 percent in 1996. As previously noted, ALLTEL sold certain wireline properties in eight states to Citizens during 1996 and 1995. The sale of properties to Citizens resulted in decreases in revenues and sales and operating income in 1996 of $88.4 million and $31.7 million, respectively. Operating expenses for 1995 also include an additional charge of $21.6 million related to an early retirement program offered by a subsidiary. Excluding the impact of the sale of properties to Citizens and the additional charge for early retirement benefits, wireline's revenues and sales would have increased $18.7 million or 1 percent in 1996, and operating income would have increased $14.1 million or 3 percent in 1996.
       Local service revenues increased $56.5 million or 9 percent in 1998, $62.5 million or 11 percent in 1997 and $16.4 million or 3 percent in 1996. The increases in local service revenues in all periods reflect both growth in customer access lines and growth in custom calling and other enhanced services revenues. Customer access lines increased 6 percent in both 1998 and 1997, reflecting sales of residential and second access lines. Local service revenues for 1997 also reflect the expansion of local calling areas in North Carolina and Georgia, which reclassified certain revenues from network access and long-distance revenues to local service revenues. Local service revenues for 1996 reflect 4 percent growth in customer access lines and increased revenues from enhanced services, partially offset by lost revenues due to the property sales to Citizens. Future access line growth is expected to result from population growth in the Company's service areas, from sales of second access lines and through strategic acquisitions.
       Network access and long-distance revenues increased $20.3 million or 3 percent in 1998, increased $4.9 million or 1 percent in 1997 and decreased $84.7 million or 11 percent in 1996. The increase in network access and long-distance revenues in 1998 reflect higher volumes of access usage and growth in customer access lines, partially offset by a reduction in intrastate toll revenues. The increase in 1997 primarily reflects higher volumes of access usage, partially offset by the reclassification of certain revenues to local service revenues, as previously discussed, and a reduction in intrastate toll rates in Nebraska. The decrease in network access and long-distance revenues in 1996 primarily reflects the sale of properties to Citizens and the reclassification of certain long-distance revenues earned in Nebraska from the wireline segment to emerging businesses, partially offset by higher volumes of access usage.
       Total wireline operating expenses increased $58.5 million or 6 percent in 1998, increased $30.1 million or 3 percent in 1997 and decreased $73.7 million or 8 percent in 1996. Operating expenses for 1998 and 1997 reflect increases in data processing charges, network-related expenses, depreciation and amortization, and general administrative expenses. Operating expenses for 1997 also include additional costs incurred by ALLTEL in consolidating its customer service operations. Operating expenses decreased in 1996 by approximately $56.7 million as a result of the sale of properties to Citizens. Operating expenses for 1996 when compared to 1995 also reflect a $21.6 million reduction in employee benefit costs related to the early retirement program, as previously discussed. The decreases in operating expenses in 1996 attributable to the sale of properties to Citizens and reduction in employee benefit costs were partially offset by increased expense for maintenance and repair of cable, digital electronic switching and circuit equipment and an increase in depreciation expense.

       As more fully discussed in Note 7 to the unaudited consolidated financial statements, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively,effective July 1, 1996. The Company appealed the Georgia PSC order. In November 1996, the Superior Court of Fulton County, Georgia, (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by ordering the rate reductions. The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and, in July 1997, the Georgia Court of Appeals (the "Appellate Court") reversed the Superior Court's decision. The Company appealed to the Georgia Supreme Court, and on October 5, 1998, the Georgia Supreme Court, in a 4-3 decision, upheld the Appellate Court's ruling that the Georgia PSC had the authority to conduct the rate proceeding. The case was returned to the Superior Court for it to rule on the issues it had not previously decided. On April 6, 1999, the Superior Court found that, with respect to the July 1996 order, the Georgia PSC did not provide ALLTEL with sufficient notice of the charges against the Company, did not provide ALLTEL a fair opportunity to present its case and respond to the charges, and failed to satisfy its burden of proving that ALLTEL's rates were unjust and unreasonable. Further, the Superior Court found that the July 1996 order was an unlawful attempt to retroactively reduce ALLTEL's rates and certain statutory revenue recoveries. For each of these independent reasons, the Superior Court vacated and reversed the July 1996 order and remanded the case with instructions to dismiss the case. The Georgia PSC appealed the Superior Court's April 1999 decision. The Company remains confident that it will ultimately prevail in this case, and as such, has not implemented any revenue reductions or established any reserves for refund related to this matter at this time.

Regulatory Matters-Wireline Operations
--------------------------------------

       ALLTEL's wireline subsidiaries, except for the former Aliant operations, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). If ALLTEL's wireline subsidiaries no longer qualified for the provisions of SFAS 71, the accounting impact to the Company would be an extraordinary non-cash charge to operations of an amount that could be material. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts the wireline subsidiaries' ability to establish prices to recover specific costs and (2) significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews these criteria to ensure the continuing application of SFAS 71 is appropriate. As a result of the passage of the Telecommunications Act of 1996 (the "96 Act") and state telecommunications reform legislation, ALLTEL's wireline subsidiaries could begin to experience increased competition in their local service areas. To date, competition has not had a significant adverse effect on the operations of ALLTEL's wireline subsidiaries.
       In 1996, the FCC issued regulations implementing the local competition provisions of the 96 Act. These regulations established pricing rules for state regulatory commissions to follow with respect to entry by competing carriers into the local, intrastate markets of incumbent local exchange carriers ("ILECs") and addressed interconnection, unbundled network elements and resale rates. The FCC's authority to adopt such pricing rules, including permitting new entrants to "pick and choose" among the terms and conditions of approved interconnection agreements, was challenged in federal court by various ILECs and state regulatory commissions. In 1997, the U.S. Eighth Circuit Court of Appeals (the "Eighth Circuit Court") vacated the FCC's pricing rules, finding, among other matters, that the FCC had exceeded its jurisdiction in establishing pricing rules for intrastate communications services. The Eighth Circuit Court also ruled that ILECs are not required by the 96 Act to recombine network elements purchased by requesting carriers on an unbundled basis. The FCC asked the U.S. Supreme Court ("Supreme Court") to review two interconnection decisions of the Eighth Circuit Court. In January 1999, the Supreme Court ruled that the FCC had the jurisdiction to carry out certain local competition provisions of the 96 Act. These provisions include designing a pricing methodology for states to follow in determining rates to be charged by ILECs to competitors for interconnection services and network elements, adopting rules regarding states' review of pre-existing interconnection agreements between ILECs and other carriers and adopting rules relating to dialing parity and standards for granting exemptions to rural ILECs. As part of its ruling, the Supreme Court reinstated the FCC's "pick and choose" rule. The Supreme Court remanded a portion of the decision to the Eighth Circuit Court for it to rule on certain issues that it had not previously decided, such as whether the FCC's pricing rules are consistent with the 96 Act. Other issues were remanded to the FCC.
       In response to the Supreme Court's decision, the FCC recently completed a rulemaking outlining how it will interpret the "necessary" and "impair" standards set forth in the 96 Act and which specific network elements it will require ILECs to unbundle as a result of its interpretation of those standards. The FCC reaffirmed that ILECs must provide unbundled access to six of the original seven network elements that it required to be unbundled. The six network elements consist of loops, including loops used to provide high-capacity and advanced telecommunications services, network interface devices, local circuit switching, dedicated and shared transport, signaling and call-related databases, and operations support systems. Access to ILEC operator and directory assistance services was the one network element that the FCC omitted. The FCC also imposed on ILECs the obligation to unbundle other network elements including access to sub-loops or portions of sub-loops, fiber optic loops and transport. At this time, the FCC declined to impose any obligations on ILECs to provide unbundled access to packet switching or to digital subscriber line access multiplexers. Finally the FCC began a rulemaking regarding the ability of carriers to use certain unbundled network elements as a substitute for the ILEC's special access services.
       In May 1997, the FCC issued regulations applicable to local exchange carriers ("LECs") relating to access charge reform and universal service. The access charge reform regulations are applicable mainly to price cap regulated local exchange companies. Aliant, which ALLTEL recently acquired, formerly was subject to price cap regulation; however, the FCC has granted ALLTEL a waiver to operate Aliant on a rate-of-return basis. ALLTEL expects to transition Aliant to rate-of-return regulation by July 2000. ALLTEL's other wireline subsidiaries are not price cap regulated companies, and, accordingly, the access charge regulations, with few exceptions, are not currently applicable to them. However, the FCC instituted a rulemaking in June 1998 in which it proposed to amend the access charge rules for rate-of-return LECs in a manner similar to that earlier adopted for price cap LECs. The FCC's proposal involves the modification of the transport rate structure, the reallocation of costs in the transport interconnection charge and amendments to reflect changes necessary to implement universal service. The issue of additional pricing flexibility for rate-of-return LECs is expected to be addressed in a subsequent phase of the proceeding. Once the access charge rules for rate-of-return LECs are finalized, ALLTEL will assess the impact, if any, the new rules will have on its wireline operations.
       On October 21, 1999, the FCC adopted two orders involving universal service. In the first order, the FCC completed development of the cost model that will be used to estimate non-rural ILECs' forwarding-looking costs of providing telephone service. In the second order, the FCC adopted a methodology that uses the costs generated by the cost model to calculate the appropriate level of support for non-rural carriers serving rural areas. Under the new funding mechanism, seven states (Alabama, Kentucky, Maine, Mississippi, Vermont, West Virginia, and Wyoming) will receive high-cost support of approximately $255 million. The new high-cost support mechanism should ensure that rates are reasonably comparable on average among states, while the states will continue to ensure that rates are reasonably comparable within their borders. The FCC also adopted a "hold-harmless" measure, which is intended to prevent potential rate shocks and disruptions in state rate designs when the new high cost mechanism takes effect on January 1, 2000. The FCC reiterated that the high cost support mechanism for rural carriers is not scheduled to be revised until January 1, 2001, at the earliest. The FCC also clarified its interpretation of the definition of a "rural telephone company" under the Act to refer to the legal entity that provides local exchange services.
       Based upon ALLTEL's review of the FCC's current regulations concerning the universal service subsidy, it is unlikely that material changes in the universal service funding for ALLTEL's rural rate-of-return wireline subsidiaries will occur prior to 2001. In 2001, the universal service subsidy may change from being based on actual costs to being based on a proxy model for ALLTEL's rural rate-of-return subsidiaries.
       Certain aspects of the original universal service decision were appealed to the U.S. Fifth Circuit Court of Appeals ("Fifth Circuit Court"). In July 1999, the Fifth Circuit Court ruled on these appeals and affirmed most of the FCC's decision regarding implementation of the high cost support system. The Fifth Circuit Court, however, reversed both the FCC's requirement that ILECs recover their universal service contributions from access charges and the blanket prohibition on additional state eligibility requirements for carriers receiving high cost support. The Fifth Circuit Court also concluded that the FCC exceeded its jurisdiction by assessing carrier contributions to the schools and libraries program based on their combined interstate and intrastate revenues and by asserting its authority to do the same with respect to carrier contributions to the high cost fund. The Fifth Circuit Court subsequently denied petitions for rehearing but granted the FCC a stay until November 1, 1999. The FCC has now adopted rules to comply with the court's decision. The amended rules provide for a single contribution base for purposes of funding all of the universal support mechanisms. Affected carriers' intrastate revenues are eliminated from the contribution base. The FCC also ruled that ILECs may recover their contributions through either access charges or through end user charges.
       In October 1998, the FCC began a proceeding to consider a represcription of the authorized rate-of-return for the interstate access services of approximately 1,300 ILECs, including ALLTEL's wireline subsidiaries. The currently prescribed rate-of-return is 11.25 percent. The purpose of the FCC's proceeding is to determine whether the prescribed rate-of-return corresponds to current market conditions and whether the rate should be changed. A decision by the FCC related to this matter may be issued later this year.
       In March 1999, the FCC released an order designed to facilitate the development of competition in the advanced services market. The FCC determined that ILECs must make available to requesting competitive local exchange carriers ("CLECs") the use of shared collocation arrangements. Competitors must also be able to collocate all equipment used for interconnection and/or access to unbundled network elements even when that equipment includes a switching or enhanced services function. This decision has been appealed by certain ILECs to the U.S. Court of Appeals, Washington, D.C. Circuit. The FCC also issued a further rulemaking to determine whether the FCC should mandate line sharing nationally by ILECs in order that CLECs may provide data or advanced services over those lines.
      Because resolution of the regulatory matters discussed above that are currently under FCC or judicial review is uncertain and regulations to implement other provisions of the 96 Act have yet to be issued, ALLTEL cannot predict at this time the specific effects, if any, that the 96 Act and its implementing regulations will have on its wireline operations; however, the Company still believes that it will be able to recover its costs and earn a fair rate-of-return as provided for through the regulatory process.

Communications-Emerging Businesses
----------------------------------
(Millions)                              1998        1997       1996
-------------------------------------------------------------------
Revenues and sales                    $167.3      $100.8      $51.3
Operating loss                        $(38.0)     $(16.4)     $(3.7)
-------------------------------------------------------------------

Emerging businesses consist of the Company's long-distance, competitive local exchange carrier ("CLEC"), Internet access, network management and PCS operations. Long-distance and Internet access services are currently marketed to residential and business customers in the majority of states in which ALLTEL provides communications services. During 1998, ALLTEL began offering its CLEC and PCS services. Through its CLEC operations, the Company offers local access services to business customers in select markets outside its traditional service areas. ALLTEL expects to expand this product offering to residential customers in the near term. In March 1998, the Company began providing PCS service in Jacksonville, Florida, and ALLTEL expects to begin offering PCS service in other markets in the near future. Network management services, which were first offered in 1996, are currently marketed to business customers in select areas.
      Revenues and sales increased in all periods primarily due to growth in the long-distance operations. Long-distance revenues increased in each period primarily due to growth in its customer base. The start-up of the CLEC and PCS operations also contributed to the overall growth in revenues and sales from emerging businesses in 1998. The operating losses sustained by emerging businesses reflect the start-up nature of these operations.

Information Services Operations
-------------------------------
(Millions)                              1998         1997      1996
-------------------------------------------------------------------
Revenues and sales                  $1,161.8       $974.2    $960.1
Operating income                    $  162.7       $144.9    $140.3
-------------------------------------------------------------------

Information services' revenues and sales increased $187.6 million or 19 percent in 1998, 14.1 million or 1 percent in 1997 and $30.4 million or 3 percent in 1996. Operating income increased $17.7 million or 12 percent, $4.6 million or 3 percent in 1997 and $9.7 million or 7 percent in 1996.
       Revenues and sales increased in 1998 primarily due to the growth in the financial services, international and telecommunications outsourcing operations. Growth in revenues and sales for 1997 was impacted by the sale of healthcare operations completed in January 1997. Excluding the sold healthcare operations, information services' revenues and sales would have increased $123.7 million or 15 percent in 1997. Excluding the healthcare operations, revenues and sales increased in 1997 primarily due to growth in the financial services and telecommunications businesses, while revenues and sales increased in 1996 primarily due to growth in the telecommunications operations. The increases in revenues and sales for all periods reflect volume growth in existing data processing contracts, the addition of new outsourcing agreements and additional software maintenance and service revenues. Additionally, the increases in revenues and sales in all periods were partially offset by lost operations from contract terminations due to the merger and consolidation activity in the domestic financial services market and by a reduction in revenues collected for early termination of facilities management contracts. The domestic financial services industry continues to experience consolidation due to mergers.
       Operating income increased $17.7 million or 12 percent in 1998, $4.6 million or 3 percent in 1997 and $9.7 million or 7 percent in 1996. Excluding the impact of the sold healthcare operations, operating income would have increased $6.2 million or 5 percent in 1997 and $16.1 million or 13 percent in 1996. Operating income increased in 1998 primarily due to the growth in revenues and sales noted above, additional fees collected from the early termination of contracts and improved profit margins realized from the international financial services businesses, partially offset by lower margins realized by the telecommunications operations. Telecommunications' operating margins decreased due to higher operating costs, including depreciation and amortization expense. Depreciation and amortization expense increased due to the acquisition of additional data processing equipment and an increase in amortization of internally developed software. Operating income for 1997 reflects the growth in revenues and sales noted above, as well as, improved profit margins realized from the international financial services business, partially offset by the loss of operations due to the sale of the healthcare business. Growth in operating income for 1997 was adversely affected by start-up and product development costs associated with several new business initiatives designed to expand the Company's service offerings in existing markets. Operating income growth in 1996 primarily reflects the increase in revenues and sales. Growth in operating income for 1997 and 1996 was affected by the loss of higher-margin operations due to contract terminations, reductions in fees collected on the early termination of facilities management contracts and an increase in operating costs, corresponding with the growth in revenues and sales.

Other Operations
----------------
(Millions)                        1998        1997        1996
--------------------------------------------------------------
Revenues and sales              $601.3      $478.9      $589.9
Operating income                $ 25.9      $ 21.9      $ 34.0
--------------------------------------------------------------

Other operations consist of the Company's product distribution and directory publishing operations. Revenues and sales increased $122.4 million or 26 percent in 1998, decreased $111.0 million or 19 percent in 1997 and increased $1.8 million or less than 1 percent in 1996. Operating income increased $4.0 million or 18 percent in 1998, decreased $12.1 million or 35 percent in 1997 and increased $0.6 million or 2 percent in 1996. Growth in revenues and sales and operating income for 1998 and 1997 was affected by the sale of the HWC operations completed in May 1997. Excluding the sold HWC operations, revenues and sales would have increased $165.3 million or 38 percent in 1998 and $3.2 million or 1 percent in 1997, and operating income would have increased $5.5 million or 27 percent in 1998 and would have decreased $5.8 million or 22 percent in 1997.
       Revenues and sales increased in 1998 primarily due to growth in sales of telecommunications and data products to both affiliated and non-affiliated customers, including increased retail sales of these products at the Company's counter showrooms. Sales to affiliates increased $140.0 million in 1998, including additional purchases by the Company's wireless subsidiaries reflecting the merger with 360 and expansion of ALLTEL Supply's product lines to include wireless equipment. The increase in revenues and sales in 1998 attributable to ALLTEL Supply's operations were partially offset by decreases in directory publishing revenues, primarily reflecting the loss of one large directory publishing contract. The decrease in revenues and sales for 1997 primarily reflects the sale of HWC and a decrease in directory publishing revenues as a result of publishing 43 fewer directories in 1997 as compared to 1996. Sales of telecommunications and data products increased $21.1 million in 1997 primarily reflecting increased sales to affiliated and non-affiliated customers and additional retail sales of these products at the Company's counter showrooms. Revenues and sales increased slightly in 1996, as growth in sales of telecommunications and data products were partially offset by a reduction in directory publishing revenues, reflecting the loss of several large independent directory contracts.
       Operating income increased in 1998 primarily due to the increase in revenues and sales noted above. Growth in operating income for 1998 continued to be affected by lower gross profit margins realized by ALLTEL Supply, reflecting a reduction in margins earned on affiliated sales and increased competition from other distributors and from direct sales by manufacturers. Operating income decreased in 1997 primarily due to the decrease in revenues and sales noted above. Lower gross profit margins realized on the sale of telecommunications and data products, reflecting increased competition and a reduction in product cost rebates received from vendors also impacted operating income growth in 1997. In addition, increased selling expenses incurred by the Company to open several new counter showroom facilities also impacted operating income growth in 1997. The decrease in operating income in 1996 primarily reflects lower profit margins realized by the HWC operations. During 1996, HWC's gross profit margins were adversely affected by sharp declines in copper prices and by increased competition from manufacturers.

Interest Expense
----------------
Interest expense increased $3.5 million or 1 percent in 1998, increased $24.1 million or 10 percent in 1997 and decreased $36.6 million or 13 percent in 1996. The increase in interest expense in 1997 reflects the issuance of $200 million of debentures completed in March 1997 and the issuance of $122 million of subordinated promissory notes issued in November 1996 in connection with an acquisition. The decrease in interest expense in 1996 primarily reflects the two debt refinancings completed in March 1996 and October 1995, which resulted in the retirement of three high-cost debt issues. Interest expense in 1996 also reflects reduced borrowing rates resulting from the recapitalization of 360 at the time of its spinoff from Sprint Corporation. (See Note 2 to the consolidated financial statements for additional information regarding
360's spinoff).

Income Taxes
------------
Income tax expense increased $67.8 million or 16 percent in 1998, $171.7 million or 65 percent in 1997 and $8.0 million or 3 percent in 1996. The changes in income tax expense for all periods primarily reflect the tax-related impact of the various non-recurring and unusual items, previously discussed. Excluding the impact on tax expense of these items in each year, income tax expense would have increased $108.2 million or 31 percent in 1998, $40.3 million or 13 percent in 1997 and $57.9 million or 23 percent in 1996, consistent with the overall growth in ALLTEL's earnings from continuing operations before non-recurring and unusual items.

Average Common Shares Outstanding
---------------------------------
The average number of common shares outstanding decreased 1 percent in 1998, primarily due to the Company's repurchase of its common stock in 1997. During 1998, common shares issued through stock option plans amounted to 1,741,000 shares, and preferred stock and debentures were converted into 23,000 shares. The average number of common shares outstanding decreased slightly in 1997. During 1997, 872,000 shares were issued in connection with acquisitions, common shares issued through stock option plans amounted to 722,000 shares, and preferred stock and debentures were converted into 67,000 shares. These increases were offset by the Company's repurchase on the open market of 6,851,000 of its common shares. The average number of common shares outstanding increased 1 percent in 1996. During 1996, 4,810,000 shares were issued in connection with acquisitions, common shares issued through stock option plans amounted to 494,000 shares, and preferred stock and debentures were converted into 28,000 shares. These increases were offset by the Company's repurchase on the open market of 2,674,000 of its common shares.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

(Dollars in millions,
except per share amounts)                1998              1997            1996
-------------------------------------------------------------------------------
Cash provided from operations        $1,405.8          $1,270.8        $1,276.1
Capital expenditures                 $  998.0          $  899.7        $  821.2
Total capital structure              $7,396.7          $6,982.1        $6,561.0
Percent equity to total capital         49.2%             43.9%           43.8%
Interest coverage ratio                 4.74x             4.41x           4.63x
Book value per share                 $  11.84             $9.99           $9.22
-------------------------------------------------------------------------------

Cash Flows From Operations
--------------------------
Cash provided from operations continues to be ALLTEL's primary source of liquidity. The increase in cash provided from operations for 1998 primarily reflects growth in earnings of the Company and changes in working capital requirements, including the timing of additional income tax payments associated with gains realized from the sale of MCI WorldCom common stock. Cash provided from operations increased in 1996 primarily due to growth in earnings of the Company and changes in working capital requirements mainly attributable to timing differences in the payment of accounts payable.

Cash Flows from Investing Activities
------------------------------------

       Capital expenditures continued to be ALLTEL's primary use of capital resources. Capital expenditures increased in 1998, reflecting construction of additional network facilities and deployment of digital wireless technology in select markets. Capital expenditures increased in 1997 primarily due to the start-up construction of ALLTEL's PCS network. Capital expenditures decreased in 1996 primarily as a result of the sale of wireline properties and a reduction in capital expenditures by the remaining wireline subsidiaries. The Company financed the majority of its capital expenditures through the internal generation of funds in each of the past three years. Capital expenditures were incurred to continue to modernize and upgrade ALLTEL's telecommunications network and to expand into existing information services markets. In addition, capital expenditures were incurred to construct additional network facilities to provide PCS and digital wireless service and to offer other communications services, including long-distance, Internet and local competitive access services. Capital expenditures are forecast at approximately $900 million for 1999, which are expected to be funded primarily from internally generated funds.
       Cash flows from investing activities for 1998 include cash outlays of $81.1 million for the purchase of property, principally consisting of $34.6 million for the acquisition of two wireless properties in Georgia and $43.6 million for the purchase of additional ownership interests in wireless properties in Nebraska, North Carolina and Texas. Cash flows from investing activities for 1997 include a cash outlay of $146.5 million related to the acquisition of PCS licensing rights for 73 markets in 12 states. The PCS licenses increase the size of ALLTEL's potential wireless customer base to more than 50 million.

       Cash flows from investing activities for 1997 also include a total cash outlay of $134.0 million for additional investments in cellular partnerships in which the Company owns a minority interest, including an $80 million investment in a cellular partnership serving the Orlando, Florida and Richmond, Virginia markets. Cash flows from investing activities for 1997 also include total cash outlays of $113.2 million for various acquisitions, including a wireline property in Georgia, two wireless properties in Alabama and the purchase of additional ownership interests in 16 wireless properties in which the Company owns a controlling interest. Cash flows from investing activities for 1996 include a cash outlay of $352.8 million primarily related to the acquisition of Independent Cellular Network, Inc. ("ICN"). ICN owned and operated cellular systems serving more than 140,000 customers in Ohio, Kentucky, Pennsylvania and West Virginia.
      Cash flows from investing activities for 1998 and 1997 include proceeds from the sale of investments of $326.1 million and $195.9 million, respectively, principally consisting of proceeds of $288.2 million and $185.9 million, respectively, received from the sale of a portion of ALLTEL's investment in MCI WorldCom common stock. In addition, cash proceeds from the sale of investments in 1998 include $20.2 million primarily from the sale of the Company's ownership interest in a wireless partnership. Cash flows from investing activities for 1997 include proceeds of $202.3 million received from the sale of assets, principally consisting of three non-strategic operations. In September 1997, the Company received cash proceeds of $48.7 million in connection with the sale of an investment in a software company. In May 1997, ALLTEL completed the sale of its wire and cable subsidiary, HWC, for approximately $45.0 million in cash; and in January 1997, the Company received cash proceeds of $104.9 million in connection with the sale of its healthcare operations. The proceeds from the sales of investments and other assets were used primarily to reduce borrowings under the Company's revolving credit agreement. Cash flows from investing activities for 1996 include proceeds totaling $38.7 million received principally from the sale of certain wireline properties to Citizens, as previously discussed. Cash flows from investing activities for 1996 also include proceeds of $30.4 million related to the withdrawal of ALLTEL's investment in GOCC.

Cash Flows from Financing Activities
------------------------------------

      Cash flows from financing activities include dividend payments and the repurchase by the Company of its common stock. Common and preferred dividend payments amounted to $272.1 million in 1998, $236.0 million in 1997 and $225.2 million in 1996. The increases in each year primarily reflect growth in the annual dividend rates on ALLTEL's common stock. Dividend payments on common shares also increased in 1998 as a result of additional shares outstanding due to the merger with 360. Under a share repurchase program initiated by the Company in 1996 and expanded in 1997, the Company repurchased 6.9 million and 2.7 million of its shares at a total cost of $218.6 million and $83.8 million in 1997 and 1996, respectively. Distributions to minority investors were $92.8 million in 1998, $45.1 million in 1997 and $35.4 million in 1996. The increase in distributions for 1998 reflects the improved operating results of the wireless properties managed by ALLTEL.
       Currently, the Company has a $1 billion line of credit under a revolving credit agreement. Borrowings outstanding under this agreement at December 31, 1998 were $578.5 million, with a weighted average interest rate of 5.7 percent. At December 31, 1997, ALLTEL and 360 had separate lines of credit under revolving credit agreements. Borrowings outstanding under these agreements at December 31, 1997 and 1996 were $847.9 million and $763.7 million, respectively. Upon completion of its merger with 360, ALLTEL refinanced the borrowings outstanding under 360's revolving credit agreement (approximately $495 million) through ALLTEL's existing credit facilities; and 360's revolving credit agreement was terminated. Additional borrowings under the revolving credit agreements in 1997 were incurred primarily to fund the stock repurchase program and to acquire the PCS licensing rights. As previously noted, proceeds from the sales of MCI WorldCom, Inc. common stock, the HWC and healthcare operations and from the sale of investments in a software company were used primarily to reduce borrowings outstanding under the revolving credit agreements in 1998 and 1997.
       Long-term debt issued was $245.1 million in 1998, $295.6 million in 1997 and $1,951.8 million in 1996, while retirements of long-term debt amounted to $414.9 million in 1998, $73.3 million in 1997 and $1,662.7 million in 1996. In
January 1998, the Company issued $100 million of 6.65 percent notes and in April 1998, a subsidiary issued $100 million of 6.75 percent notes. These two debt issues represent substantially all of the long-term debt issued in 1998. Long-term debt issued in 1997 includes the net increase in revolving credit agreement borrowings from December 31, 1996, and the issuance of $200 million of
7.6 percent notes. In 1996, ALLTEL issued $300 million of 7.0 percent debentures to refinance $200 million of 9.5 percent debentures and to reduce borrowings under its revolving credit agreement. Also in 1996, in connection with its spinoff from Sprint, 360 repaid $1.4 billion of intercompany debt. The repayment was funded by proceeds from the issuance of $900 million of senior notes and from $500 million of initial borrowings under 360's revolving credit agreement. In addition, the Company issued $122 million of subordinated promissory notes in connection with the ICN acquisition. The net reduction in revolving credit agreement borrowings from December 31, 1997, represent substantially all of the long-term debt retired in 1998. The repayment of intercompany debt to Sprint and the refinanced debt issue represent substantially all of the long-term debt retired in 1996. In connection with the debt refinancing completed in 1996, the Company was required to pay termination fees in the amount of $15.8 million. Following its merger with 360, ALLTEL's bond ratings with Moody's Investors Service and Standard & Poor's Corporation were A2 and A-, respectively, compared to A2 and A+, respectively, prior to the merger. (See Note 5 to the consolidated financial statements for additional information regarding the Company's long-term debt.)
       The Company believes it has adequate internal and external capital resources available to finance its ongoing operating requirements including capital expenditures, business development and the payment of dividends. ALLTEL has access to the capital markets, including the private placement market, public issuance and the Rural Utilities Service financing programs for wireline companies. T he Company and its subsidiaries expect these sources to continue to be available for future borrowings.

Year 2000 Compliance
--------------------
       The Year 2000 issue affects the Company's internal computer systems and certain software, systems and services that the Company provides to its customers, as well as the Company's infrastructure. The Company's Year 2000 plan consists of eight phases: (i) Awareness; (ii) Inventory; (iii) Third-Party Strategies; (iv) Risk Assessment; (v) Planning; (vi) Remediation; (vii) Testing; and (viii) Implementation. Except with regard to the recent acquisition of Liberty discussed below, the Company has completed all of the phases of the Year 2000 plan for the Company's critical internal computer systems and software, systems and services that the Company provides to its customers and for which the Company is responsible. Additionally, the Company has completed all phases of the Year 2000 plan for the Company's critical infrastructure, except for critical infrastructure acquired in the recent acquisition of Liberty.
       In July 1999, the Company completed its acquisition of Aliant. The Company applied its Year 2000 methodology described above to this company and completed all of the Year 2000 plan phases listed above for the critical internal computer systems and software, systems and services that Aliant provides to its customers and for which the company is responsible, as well as for the infrastructure acquired in the Aliant acquisition.
       On September 30, 1999, ALLTEL acquired Liberty. The Company applied its Year 2000 methodology described above to this company and completed all of the Year 2000 plan phases listed above for the critical internal computer systems and software, systems and services that Liberty provides to its customers and for which the company is responsible, as well as for the infrastructure acquired in the Liberty acquisition.
       As part of its Year 2000 plan, the Company implemented a third party management process and contacted its critical vendors and suppliers and other third parties upon which the Company depends regarding their plans for making their products, services and systems Year 2000 compliant. The Company's ability to achieve Year 2000 compliance and meet its target completion dates is dependent upon Year 2000 efforts of its vendors and suppliers. The Company is also dependent upon other third parties who provide essential services (such as utilities, interexchange carriers, etc.) to make their critical systems Year 2000 compliant in a timely manner. Generally, the Company does not have the ability to test those systems for Year 2000 compliance and, instead, must rely on the third parties' representations.
       Contingency planning to maintain and restore service in the event of a natural disaster, power failure, or software related interruption has long been part of the Company's standard business practices. The Company has leveraged this experience in the development and implementation of its Year 2000 contingency plans that assess the potential for business disruption in various scenarios. Those contingency plans address possible, but unlikely, "worst case" scenarios involving the interruption of telecommunications and information technology services and/or interruption of customer billing, operating and other information systems, and provide for key-operation back-up and alternative solutions for recovery. With the exception of Liberty, the Company has developed contingency plans for its critical systems and plans to augment, modify and test those contingency plans throughout the end of the year, as appropriate. Contingency plans consistent with the Company's Year 2000 methodology were developed for Liberty prior to the end of 1999.
       The Company estimates the total cost of its Year 2000 efforts to be approximately $80 million. As of December 31, 1998, ALLTEL has incurred approximately $58 million of the total amount. The Company has and will capitalize and subsequently amortize approximately one-half of the total Year 2000 cost, including costs relating to the remediation of the Company's software products. Some of the Company's Year 2000 costs are not incremental, but rather represent the redeployment of existing resources. As for the estimated costs associated with making the Company's customers' systems Year 2000 compliant in those situations where the Company is obligated to do so, the Company has treated those costs as contract costs and has not included them in the Company's Year 2000 costs. The Company continues to evaluate the estimated costs associated with its Year 2000 efforts based on actual experience. The Company believes, based on available information, that its Year 2000 costs will not have a material adverse effect on its results of operations.

       The above information is based on the Company's current best estimates using numerous assumptions of future events. Given the complexity of the Year 2000 issues and possible unidentified risks, actual results may vary from those anticipated and discussed above. To date, the Company has not experienced any significant Year 2000 related problems.

Other Financial Information and Recently Issued Accounting Pronouncements
-------------------------------------------------------------------------
Management is currently not aware of any environmental matters which in the aggregate would have a material adverse effect on the financial condition or results of operations of the Company.
    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities", ("SFAS 133"). This Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The FASB recently issued SFAS No. 137, which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. As ALLTEL does not have significant derivative financial instruments, the Company does not expect the adoption of SFAS 133 to have a material impact on its reported earnings and/or other comprehensive income.

Market Risk
-----------
The Company is exposed to market risk from changes in marketable equity security prices and from changes in interest rates on its credit facility and long-term debt obligations that impact the fair value of these obligations. The Company's financial instruments are described further in Notes 3 and 5 to the consolidated financial statements. The Company has estimated its market risk using sensitivity analysis. Market risk has been defined as the potential loss in fair value of a financial instrument due to a hypothetical adverse change in market prices or interest rates. Fair value for investments was determined using quoted market prices, if available, or the carrying amount of the investment if no quoted market price was available. Fair value of long-term debt obligations was determined based on a discounted cash flows analysis, using the overall weighted rates and maturities of these obligations compared to terms and rates currently available in the long-term markets. The results of the sensitivity analysis are presented below. Actual results may differ.
       At December 31, 1998 and 1997, investments of the Company are recorded at fair value of $1,675.8 million and $1,286.0 million, respectively. Marketable equity securities, consisting principally of the Company's investment in MCI WorldCom common stock, amounted to $967.8 million and $575.5 million and included unrealized holding gains of $548.7 million and $300.7 million at December 31, 1998 and 1997, respectively. A hypothetical 10 percent decrease in quoted market prices would result in a $90.8 million and $57.6 million decrease in the fair value of these securities at December 31, 1998 and 1997, respectively.
       The Company has no material future earnings or cash flow exposures from changes in interest rates on its long-term debt obligations, as substantially all of the Company's long-term debt obligations are fixed rate obligations. At December 31, 1998 and 1997, the fair value of the Company's long-term debt was estimated to be $3,912.8 million and $3,962.2 million, respectively. A hypothetical increase of 70 basis points (10 percent of the Company's overall weighted average borrowing rate) would result in approximately a $135.5 million and $124.2 million decrease in the fair value of the Company's long-term debt at December 31, 1998 and 1997, respectively.
       Although the Company conducts business in foreign countries, the international operations are not material to the Company's operations, financial condition and liquidity. Additionally, the foreign currency translation gains and losses were not material to the Company's results of operations for the years ended December 31, 1998 and 1997. Accordingly, the Company is not currently subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currency would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. To date, the Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates. The Company is evaluating the future use of such financial instruments.